UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Schedule 14A Information (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule § 240.14a-12

Immersion Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2020

TO THE STOCKHOLDERS OF IMMERSION CORPORATION

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation, which will be held at our principal executive offices located at 330 Townsend Street, Suite 234, San Francisco, CA 94107, on June 12, 2020, at 9:30 a.m. Pacific Time.

At the Annual Meeting, stockholders will be asked to vote on each of the three (3) proposals set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the Annual Meeting and follow this letter.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.  Voting electronically, by telephone, or by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support for and interest in the affairs of our company. We look forward to seeing you at the Annual Meeting.

Sincerely,

RAMZI HAIDAMUS

Director, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 12, 2020

The Annual Meeting will be held at our corporate offices located at 330 Townsend Street, Suite 234, San Francisco, CA 94107, on June 12, 2020, at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect eight (8) directors to hold office for the applicable term and until their successor is elected and qualified;
2.	To ratify the appointment of Armanino LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	To hold an advisory vote to approve the compensation of our named executive officers; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 16, 2020 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

The vote of each eligible stockholder is important.  Please vote as soon as possible to ensure that your vote is recorded promptly even if you plan to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

RAMZI HAIDAMUS

Director, President and Chief Executive Officer

San Jose, California

April 23, 2020

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the SEC along with notice of the change(s) to the Annual Meeting, and details on how to participate will be available at www.envisionreports.com/IMMR and https://ir.immersion.com/financials-and-filings/annual-reports-and-proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 12, 2020: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

https://ir.immersion.com/financials-and-filings/annual-reports-and-proxies

IMMERSION CORPORATION

2020 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)	58

Audit Fees and All Other Fees	59

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	59

Other Information	60

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 3)	61

PROXY STATEMENT

We are providing you with these proxy materials in connection with the solicitation by the Board of Directors of (the “Board” or the “Board of Directors”) Immersion Corporation, of proxies to be used at our 2020 Annual Meeting of Stockholders (“Annual Meeting”).  The Annual Meeting will be held at our corporate offices located at 330 Townsend Street, Suite 234, San Francisco, CA 94107 on June 12, 2020 at 9:30 a.m. Pacific Time.  This proxy statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures.

This proxy statement, any accompanying proxy card or voting instruction form, and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”) to Stockholders will be mailed to or otherwise made available to our stockholders on or about April 23, 2020.

QUESTIONS AND ANSWERS

What is included in the proxy materials?

The proxy materials for our Annual Meeting include this proxy statement and our Annual Report. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

Who is soliciting my vote?

The Board of Directors of Immersion Corporation is soliciting your vote at our Annual Meeting.

Who is entitled to vote?

You may vote if you were the record owner of Immersion Corporation common stock as of the close of business on April 16, 2020. Each share of common stock is entitled to one vote. As of April 7, 2020, we had 29,113,286 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

Who can attend the Annual Meeting?

Stockholders of record at the close of business on April 16, 2020 may attend the Annual Meeting.  You must bring with you a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting.  If you are a beneficial owner of our common stock, you must also bring with you to the Annual Meeting a legal proxy from the organization that holds your shares or a brokerage statement showing your ownership of shares as of the close of business on the record date.  If you are a representative of an institutional stockholder, you must also bring a legal proxy or other proof that you are a representative of a firm that held shares as of the close of business on the record date and that you are authorized to vote on behalf of the institution.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the SEC along with notice of the change(s) to the Annual Meeting, and details on how to participate will be available at www.envisionreports.com/IMMR and https://ir.immersion.com/financials-and-filings/annual-reports-and-proxies.

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. For us to hold our Annual Meeting, holders of a majority of our outstanding shares of common stock entitled to vote at the Annual Meeting as of April 16, 2020, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

If your shares are registered directly in your name with our registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a stockholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” or “street name” holder of those shares.

What is a broker non-vote?

Applicable rules permit brokers to vote shares held in street name on routine matters when the brokers have not received voting instructions from the beneficial owner on how to vote those shares. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares. Shares that are not voted on non-routine matters are called broker non-votes. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

What routine and non-routine matters will be voted on at the Annual Meeting?

The ratification of Armanino LLP as our independent registered public accounting firm for 2020 is the only routine matter to be presented at the Annual Meeting on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions.  The non-routine matters that will be voted on at the Annual Meeting include the election of eight (8) directors, and the advisory vote to approve compensation of our named executive officers.

How are withhold votes, abstentions and broker non-votes counted?

Abstentions, withhold votes and broker non-votes are included in determining whether a quorum is present.  Abstentions will have the same effect as a vote “AGAINST” on the advisory vote on executive compensation and the vote to ratify the independent public accounting firm because an abstention represents a share entitled to vote on such proposal. Withhold votes will have no effect on any director nominee proposals. Broker non-votes will have no effect on the vote for any matter properly introduced at the Annual Meeting.

What are my voting choices for each of the proposals to be voted on at the Annual Meeting and how does the Board recommend that I vote my shares?

		More Information	Voting Choices and Board Recommendation
PROPOSAL 1	Election of eight Directors	Page 9	• vote FOR the nominees; or • withhold your vote for the nominees. The Board recommends a vote FOR the nominees.
PROPOSAL 2	Ratification of Independent Registered Public Accounting Firm	Page 58

     •   vote FOR the ratification;

     •   vote against the ratification; or

     •   abstain from voting on the ratification, which will have the same effect as a vote AGAINST.

The Board recommends a vote

FOR the ratification.

PROPOSAL 3	Advisory vote on the compensation of our named executive officers	Page 61

     •   vote FOR, the advisory proposal;

     •   vote against the advisory proposal; or

     •   abstain from voting on the advisory proposal, which will have the same effect as a vote AGAINST.

The Board recommends an

     advisory vote FOR the

     compensation of our named

     executive officers.

How many votes are needed to approve each proposal?

The director nominees shall be elected by a plurality of the votes cast (meaning that the eight director nominees who receive the highest number of votes cast “FOR” their election will be elected as directors).  There is no cumulative voting with respect to the election of directors.  All other proposals submitted require the affirmative “FOR” vote of the majority of the shares present in person or presented by proxy at the Annual Meeting and entitled to vote thereon. As an advisory vote, the proposal to approve the compensation of our named executive officers is not binding upon us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

How do I vote?

Stockholders of Record: You can vote either in person at the Annual Meeting or by proxy. Persons who vote by proxy need not, but are entitled to, attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy.

This proxy statement, the accompanying proxy card and the Annual Report are being made available to our stockholders on the Internet at www.envisionreports.com/IMMR.

You may vote your shares as follows – in all cases, have your proxy card in hand:

Vote over the Internet 24/7 at www.envisionreports.com/IMMR	Dial toll-free 24/7 (800) 652-VOTE within the USA, US territories & Canada
Vote using your tablet or smartphone	If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Beneficial Stockholders: If you hold your shares of Immersion Corporation common stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voting instruction card carefully. Please note that brokers may not vote your shares on Proposal 1 (Election of Directors) or Proposal 3 (Advisory vote on executive compensation). Please provide your voting instructions so your vote can be counted on these matters.

If you plan to vote in person at the Annual Meeting and you hold your shares of Immersion Corporation common stock in street name, you must obtain a proxy from your broker and bring that proxy to the Annual Meeting.

How can I revoke my proxy or change my vote?

You can revoke your proxy or change your vote at any time before they are exercised in any of the following  ways:

•

by submitting written notice of revocation of your proxy to our Corporate Secretary at Immersion Corporation, 330 Townsend Street, Suite 234, San Francisco, CA 94107 so that it is received prior to the Annual Meeting;

•	voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Time on June 11, 2020;
•	submitting a later-dated vote or another properly executed proxy of a later date prior to the Annual Meeting; or
•	voting in person at the Annual Meeting.

Who counts the votes?

We have hired Computershare to count the votes represented by proxies and cast by ballot, and our General Counsel and Corporate Secretary, or other individual as appointed by the Board of Directors, will act as Inspector of Election.

When will we announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. Within four business days of the Annual Meeting, we will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted. If you hold your shares in street name, your broker has the authority to vote your shares for “routine” matters even if you do not provide the broker with voting instructions

Without instructions from you, the broker may not vote on any proposals other than the ratification of Armanino LLP as our independent registered public accounting firm for 2020, which is a routine matter.

What if I am a stockholder of record and return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the card, (Proposal 1), “FOR” the ratification of Armanino LLP as our independent registered public accounting firm (Proposal 2), and “FOR” the advisory vote to approve the compensation of our named executive officers (Proposal 3).

What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank or broker by the deadline provided in the materials you receive from your bank or broker. If you do not provide voting instructions to your bank or broker, whether your shares can be voted by such person depends on the type of item being considered for vote. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares.  The ratification of Armanino LLP as our independent registered public accounting firm for 2020 is the only routine matter to be presented at the Annual Meeting on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions.  All other matters are considered “non-routine”.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters to be presented at the Annual Meeting. If any matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Do we have a policy about directors’ attendance at the Annual Meeting?

Pursuant to the Corporate Governance Principles, directors are strongly encouraged, but not required, to attend the Annual Meeting.  Six of our then-current director nominees attended the 2019 Annual Meeting of Stockholders.

How can I access Immersion Corporation’s proxy materials and annual report electronically?

This proxy statement, the accompanying proxy card and the Annual Report are being made available to our stockholders on the Internet at www.envisionreports.com/IMMR. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you own Immersion Corporation common stock in your name, you can choose this option and reduce the cost of producing and mailing these documents and help the environment by checking the box for electronic delivery on your proxy card, or by following the instructions provided when you vote by telephone or over the Internet. If you hold your Immersion Corporation common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a Notice of Internet Availability next year in the mail containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect unless you change your election following the receipt of a Notice of Internet Availability. You do not have to elect Internet access each year. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by following the directions set forth on the Notice of Internet Availability.

Who bears the cost of this proxy solicitation?

The Company will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies. Our directors, officers and employees may solicit proxies by mail, by email, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Immersion Corporation common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses.

How do I submit a proposal for action at the 2021 Annual Meeting of Stockholders?

A proposal for action to be presented by any stockholder at the 2021 Annual Meeting of Stockholders will be acted upon only:

•

if the proposal is to be included in the proxy statement, pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the proposal is received by our Corporate Secretary on or before December 24, 2020;

•

if the proposal  or a director nomination is not to be included in the proxy statement, pursuant to our Bylaws, the written proposal is delivered to, or mailed and received by, our Corporate Secretary on or before December 24, 2020 and such proposal is, under Delaware General Corporation Law (“Delaware Law”), an appropriate subject for stockholder action and is submitted in accordance with our Bylaws; or

•

also in the case of nominating directors, if we increase the number of directors to be elected at our 2021 Annual Meeting of Stockholders and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board by December 14, 2020, our Corporate Secretary must receive nominations (but only from a stockholder who had previously submitted in proper form a timely director nomination notice by December 24, 2020) for any new positions created by such increase no later than the close of business on the 10th calendar day following the day on which such public announcement is first made by us.

In addition, the stockholder proponent, or a representative who is qualified under state law, must appear in person at the 2021 Annual Meeting of Stockholders to present such proposal. Our Bylaws, which are publicly available as an exhibit to the Annual Report, provide detailed information on how to properly submit stockholder proposals and director nominations, and should be read carefully.

Proposals should be sent to our Corporate Secretary, Immersion Corporation, 330 Townsend Street, Suite 234, San Francisco, CA 94107.

How can I view or request copies of our corporate documents and SEC filings?

Our website contains our Certificate of Incorporation, Bylaws, Corporate Governance Principles, Stock Ownership Policy, Board Committee Charters, the Code of Business Conduct and Ethics, Environmental, Social & Governance Statement and our SEC filings. To view these documents, go to ir.immersion.com, click on “Download Library” and click on “Governance.” To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, go to www.immersion.com, click on “Investor Relations” and click on “Financials and Filings.”

We will promptly deliver free of charge a copy of our Annual Report to any stockholder requesting a copy. Requests should be directed to our Corporate Secretary, Immersion Corporation, 330 Townsend Street, Suite 234, San Francisco, CA 94107.

What is householding?

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the relevant stockholders have notified us of their desire to receive multiple copies of the proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to our Corporate Secretary, Immersion Corporation, 330 Townsend Street, Suite 234, San Francisco, CA 94107.

Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, Computershare, to request that only a single copy of the proxy statement be mailed in the future.

Contact Computershare by phone at (888) 373-6374 or by mail at 462 South 4th Street, Suite 1600 Louisville, KY 40202.

Beneficial owners should contact their broker or bank.

ELECTION OF DIRECTORS (PROPOSAL 1)

The Board of Directors is elected by the stockholders to oversee their interest in the long-term health and the overall success of our business and its financial strength. The Board serves as our ultimate decision-making body, except for those matters reserved to or shared with the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting our business.

Election Process

Pursuant to our previous Amended and Restated Certificate of Incorporation, our Board membership was divided into three classes — Class I, II, and III directors. Beginning in 2018, we began a process to declassify our Board and commencing with our 2018 annual meeting, each director nominated for election was elected for a one-year term of office. The Board will become fully declassified as of the date of the 2020 Annual Meeting.  As a result, each director elected at the 2020 Annual Meeting will hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. In accordance with our Amended and Restated Certificate of Incorporation all directors will be elected at this 2020 Annual Meeting.  If a quorum is present and voting, the nominees for directors receiving the greatest number of votes will be elected as director.  Withheld votes and broker non-votes have no effect on the vote.

Nomination of Directors

The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders, upon the recommendation of the Nominating and Corporate Governance Committee or the independent members of the Board.  The Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending candidates to the entire Board for Board membership. The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board considers many factors, which are described in further detail below. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group of directors with diverse and relevant experience that can best perpetuate our success and represent stockholder interests through sound judgment.

The Nominating and Corporate Governance Committee may seek the input of other members of the Board or management in identifying candidates who meet the criteria outlined above. In addition, the Nominating and Corporate Governance Committee may use the services of consultants or a search firm. The Nominating and Corporate Governance Committee will consider recommendations by our stockholders of qualified director candidates for possible nomination by the Board. Stockholders may recommend qualified director candidates by writing to our Corporate Secretary at Immersion Corporation, 330 Townsend Street, Suite 234, San Francisco, CA 94107. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Nominating and Corporate Governance Committee may conduct interviews with the candidate or request additional information from the candidate. The Nominating and Corporate Governance Committee uses the same process for evaluating all candidates for nomination by the Board, including those recommended by stockholders. Our Bylaws permit persons to be nominated as directors directly by stockholders if certain timing, information and other requirements are met.

Qualifications of Directors and Nominees

When evaluating potential director nominees, the Nominating and Corporate Governance Committee considers each individual’s professional expertise and educational background in addition to the individual’s general qualifications. The Nominating and Corporate Governance Committee works with the Board to determine the appropriate mix of backgrounds and experiences in order to establish and maintain a Board that is strong in its collective knowledge and that can fulfill its responsibilities and oversee our business consistent with its fiduciary duty to stockholders.

The Nominating and Corporate Governance Committee communicates with the Board to identify backgrounds, qualifications, professional experiences, and areas of expertise that impact our business that are particularly desirable for our directors to possess in order to help meet specific Board needs, including:

•

Public company board and corporate governance experience, which provides directors a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency and accountability for management and the Board;

•	Shareholder alignment, which helps to ensure the Board acts in the best interests of our shareholders;
•

Operating experience as current or former executives, which gives directors specific insight, and expertise that will foster active participation in the development of our business strategy and provide the appropriate tools for overseeing the implementation of our operating plan;

•	Industry knowledge, especially in our key markets of mobile devices, gaming, VR/AR and automotive, which is vital in understanding and reviewing our strategy;
•

Executive leadership experience, which gives directors who have served in significant leadership positions strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•	Accounting and financial expertise, which enables directors to analyze our financial statements and oversee our accounting and financial reporting processes; and
•	Technology licensing and IP monetization experience, which is an important component of our business.

The following table highlights each director’s or director nominee’s specific skills, knowledge and experience.  A particular director may possess other skills, knowledge or experience even though they are not indicated below.

Director	Industry	Operating	Leadership	Accounting and Financial	Public Company Board/ Corporate Governance	Technology Licensing and IP Monetization
Sumit Agarwal	✓	✓	✓	✓		✓
Stephen Domenik	✓	✓	✓	✓	✓
Franz Fink	✓	✓	✓	✓	✓
Matthew Frey	✓	✓	✓	✓	✓
Ramzi Haidamus	✓	✓	✓			✓
Sharon Holt	✓	✓	✓		✓	✓
William Martin	✓	✓	✓	✓	✓
Eric Singer	✓		✓	✓	✓

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership. Diversity is important because a variety of perspectives contribute to a more effective decision-making process.

2020 Nominees for Director

Our Board’s nominees for election at the Annual Meeting are Sumit Agarwal, Stephen Domenik, Franz Fink, Matthew Frey, Ramzi Haidamus, Sharon Holt, William Martin and Eric Singer.  If elected, these nominees will hold office until the 2021 Annual Meeting of Stockholders and until his or her successor is elected and qualified.

We have no reason to believe that the nominees listed above will be unable or unwilling to serve if elected. However, if any of these nominees should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.  The Board believes that the nominees’ qualifications, skills and experiences would contribute to an effective and well-functioning Board.

Included in each nominee’s biography below is an assessment of his specific qualifications, attributes, skills, and experience based on the qualifications described above.

There are no family relationships between the nominees, or any directors, or any of our executive officers.

Pursuant to the VIEX Settlement (as described in “Related Person Transactions”), the Board nominated Stephen Domenik, Franz Fink and Eric Singer for election to the Board at the Annual Meeting.

On December 30, 2019, Acacia Research Corporation (“Acacia”) delivered to the Company a letter notifying the Company of its intent to nominate the following six persons for election to the Board at the Annual Meeting: Matthew Goldfarb, Melvin L. Keating, Paul A. Krieger, Maureen E. O’Connell, Kevin M. Rendino, and Alfred B. Tobia, Jr. (the “Acacia Nominees”).  The Nominating and Corporate Governance Committee chose not to nominate the Acacia Nominees.  On April 21, 2020, Acacia announced its withdrawal of the Acacia Nominees.

Nominees for Directors – To Be Elected for a Term Expiring in 2021

Sumit Agarwal

Director since 2019

Age: 44

Board Committee(s): Audit, Nominating and Corporate Governance

Education: BS in Chemical Engineering from Massachusetts Institute of Technology; Masters from Air Force Academy (Air University)

Professional Experience:  Mr. Agarwal has served since 2011 as Co-Founder and Chief Operating Officer of Shape Security, a security company defending consumer brands in the Fortune 500 from internet fraud and cyber-attacks.  From 2010 to 2011 Mr. Agarwal was with the US Department of Defense where he served as Deputy Assistant to the Secretary of Defense as well as Senior Advisor for Cyber Innovation.  From 2003 to 2009 Mr. Agarwal was at Google LLC where he held several product management roles including Head of Mobile Product Management, North America.

Director Qualifications: Mr. Agarwal brings to the Board many years of experience in product management which will be invaluable as we begin to focus more of our efforts on delivering technological solutions to our customers.

Stephen Domenik

Director since 2020

Age: 68

Board Committee(s): Nominating and Corporate Governance, Compensation, Strategy

Education:  Mr. Domenik holds a B.S. in Physics and an M.S.E.E. from the University of California at Berkeley.

Professional Experience:  Mr. Domenik has served as a General Partner of Sevin Rosen Funds, a venture capital firm, since 1995. Since December 2013, Mr. Domenik has served as a director of EMCORE Corporation, a fiber optic cable manufacturing company. Mr. Domenik served as interim Chief Executive Officer of Pixelworks, Inc., a semiconductor company, from February 2016 until April 2016 and as a member of its board of directors from August 2010 until November 2016. Mr. Domenik has also served on the board of directors of MoSys, Inc., an IP-rich fabless semiconductor company, from June 2012 until August 2018 and Radisys Corporation, a provider of technology for mobile networks, from February 2018 until December 2018.  In addition, Mr. Domenik was a director of YuMe, Inc., a provider of brand video advertising software and audience data, from July 2017 until February 2018. Mr. Domenik also previously served on the boards of directors of Meru Networks, Inc., a technology company, from January 2014 until July 2015; NetLogic Microsystems, Inc., a fabless semiconductor company, from January 2001 until February 2012; and PLX Technology, Inc., a semiconductor company, from December 2013 until August 2014.

Director Qualifications: Mr. Domenik’s broad experience, having held senior management positions at several companies in the semiconductor and software industries and having served on the boards of directors of multiple technology companies, makes him qualified to serve as a director of the Board.

Arrangements and Understandings:  As disclosed in the Company’s Form 8-K, filed with the SEC on March 9, 2020, Mr. Domenik was appointed as a director in connection with the Company’s entry into a letter agreement (the “VIEX Settlement”) with VIEX Capital Advisors, LLC, VIEX Opportunities Fund, LP - Series One, VIEX Opportunities Fund, LP - Series Two, VIEX GP, LLC, VIEX Special Opportunities Fund II, LP, VIEX GP, LLC, VIEX Special Opportunities GP II, LLC and Eric Singer (collectively, and together with each of their Affiliates (as defined in the VIEX Settlement) and Associates (as defined in the VIEX Settlement), “VIEX”).

Franz Fink

Director since 2020

Age: 58

Board Committee(s): Audit

Education:  Dr. Fink holds a Ph.D. in Natural Sciences from the department of computer-aided design and a M.S. in Computer Science and Electrical Engineering from the Technical University of Munich, Germany.

Professional Experience:  Dr. Franz Fink has been an independent business consultant since June 2019. Dr. Fink has served as an independent director of Mavel S.r.l., an electrical motors company, since October 2019. Previously, Dr. Fink served as the President and Chief Executive Officer, and as a member of the board of directors, of Maxwell Technologies, Inc., an energy storage company, from May 2014 until June 2019. From March 2012 to August 2014, he served as a director and as a member of the governance committee of Pason Systems Corp., a provider of energy data management systems and controls automation, From 2006 to 2012, Dr. Fink served as President and Chief Executive Officer of Gennum Corp., a leading supplier of high-speed analog and mixed-signal semiconductors. From 2003 to 2006, Dr. Fink served as Senior Vice President and General Manager of the wireless and mobile systems group of Freescale Semiconductor, Inc., a semiconductor company. From 1991 until 2003, Dr. Fink held a series of senior management positions in the semiconductor products sector of Motorola Corp. in Germany, the United Kingdom and the United States.

Director Qualifications: Dr. Fink’s broad experience in international business operations in the technology industry, in addition to his advanced technical education background, make him qualified to serve as a director of the Board.

Arrangements and Understandings:  Dr. Fink was appointed as a director in connection with the VIEX Settlement.

Matthew Frey

Director since 2019

Age: 50

Board Committee(s): Audit (Chair)

Education: Graduated from Santa Clara University in 1991 with a Bachelor’s Degree in Commerce with an emphasis in Accounting.

Professional Experience:  Matthew B. Frey has been the Chief Financial Officer of Qumulo, Inc., a provider of hybrid cloud file storage since August 2015. Prior to Qumulo, he was CEO of Optimum Energy LLC, a provider of energy optimization software solutions from October 2010 to January 2015, and a board member at Vitesse Semiconductor, a semiconductor company from March 2013 to April 2015. He has also held executive leadership roles at World Wide Packets, a provider of carrier Ethernet products and solutions (acquired by Ciena for $300 million) and Data Base, Inc., a technology company.  Mr. Frey has served in senior executive and advisory roles at technology companies, including Data Base, Inc., Payroll Online, World Wide Packets, and Optimum Energy.

Director Qualifications: Mr. Frey brings operational, strategic, industry, and software development expertise to the Board. Mr. Frey holds a BS degree in Accounting from Santa Clara University and worked as an auditor at Price Waterhouse in Silicon Valley early in his career.

Ramzi Haidamus

Director and Chief Executive Officer since 2019

Age:  56

Board Committee(s): None

Education: B.S. and M.S. in Electrical Engineering from the University of the Pacific

Professional Experience: Mr. Haidamus has substantial leadership, strategic planning and business development experience in technology and IP monetization. Previously, he was president of Nokia Technologies group from September 2014 to October 2016, where he led the growth of the existing patent licensing division and the formation of its digital media, digital health and brand licensing divisions. From 1996 to March 2014, Mr. Haidamus held numerous positions at Dolby Laboratories, Inc. (NYSE:  DLB), an audio, visual and voice technologies company, including serving as Executive Vice President,

Marketing and Business Development and Executive Vice President, Sales and Marketing. From 2002 to 2006, he was also the founder, CEO, and President of Via Licensing Corp., a patent pool licensor. From October 2017 to January 2019, he served as Chairman of the Advisory Board of UKL Tech Hub Accelerator, and since August 2018, he served as a member of the Advisory Board of Keyssa, a secure high-speed data transfer developer.

Director Qualifications:  Mr. Haidamus is our President and Chief Executive Officer and brings more than 20 years of experience in the technology and IP monetization space, including and executive positions at Nokia Technologies and Via Licensing Corp.

Sharon Holt

Director since 2016 and Chairman of the Board since 2018

Age: 55

Board Committee(s): Nominating and Corporate Governance Committee (Chair)

Education: BSEE from Virginia Polytechnic Institute and State University

Professional Experience: Sharon Holt has served as a Principal at Fraser Stuart Ventures, LLC, a private investment and advisory firm since 2016. Since 2012 she has served as an advisor to several public and private technology companies. Sharon has served as a director on the board of Infinera Corporation since June 2019. From 2004 through 2012 Sharon was a Senior Vice President and Officer at Rambus, Incorporated (NASDAQ:RMBS), a global technology development and licensing company. During her tenure at Rambus she served as Senior Vice President of Licensing & Marketing, and as Senior Vice President & General Manager of the $300M Semiconductor Business Group. From 1999 to 2004 Sharon was an executive at Agilent Technologies in the Semiconductor Products Group (now Broadcom), where her last position was Vice President & General Manager of Americas Field Operations, overseeing sales and technical support operations for the $2B semiconductor business. Prior to that she ran sales operations focused on Agilent's largest global customers. From 1986 to1999 Sharon worked at HP in Applications Engineering, Sales, and Distribution Channel Management for the Semiconductor Products Group.

Director Qualifications:  Ms. Holt brings more than 30 years of broad technology industry experience, including senior executive positions, board service and advisory roles, with a focus on semiconductors and embedded technologies. She has a proven track record of developing business and partnerships with market-leading technology companies. Her experience running a licensing business and advising technology companies looking to optimize their intellectual property and licensing business strategy, customer engagements, and strategic partnerships makes her an ideal director for Immersion.

William Martin

Director since 2019

Age: 42

Board Committee(s): Compensation (Chair), Strategy

Professional Experience:  William C. Martin is Chairman, Chief Investment Officer and Founder of Raging Capital Management, LLC, a private investment partnership based near Princeton, New Jersey that was founded in 2006. Mr. Martin has co-founded a number of financial information companies, including RagingBull.com in 1997 and InsiderScore.com in 2004. He has served on numerous public company boards, including nine years on the board of Bankrate, Inc., a consumer finance company, which was acquired in 2009; the board of Salary.com, Inc., a compensation data, software, consulting and resource company, which was acquired in 2010; and the board of Vitesse Semiconductor Corp., a semiconductor company, which was acquired in 2015.

Director Qualifications: Mr. Martin's extensive experience and successful track record as an investor, entrepreneur and public company director, coupled with his significant financial stake in the Company, will enable him to provide the Board and management with valuable perspectives on executing strategies to maximize stockholder value.

Eric Singer

Director since 2020

Age: 46

Board Committee(s): Compensation, Strategy

Education: B.A. in History from Brandeis University

Professional Experience:  Mr. Eric B. Singer has served as the managing member of each of VIEX GP and VIEX Capital since May 2014.  Since July 2019, Mr. Singer has served as a director of A10 Networks (ATEN), an application controller and firewall cloud security company. Mr. Singer served as a director of Quantum Corporation, a data lifecycle solutions provider from November 2017 to November 2019. Mr. Singer served as chairman of the board of RhythmOne PLC from February 2018 (after its acquisition of YuMe, lnc. (NYSE: YUME), a provider of brand video advertising software and audience data) until the sale of RhythmOne in April 2019. Mr. Singer was a director of YuMe, Inc. from June 2016 to February 2018, including as chairman of its board since November 2016. Mr. Singer served on the board of Support.com (NASDAQ:SPRT), a leading provider of tech support and turnkey support center services, from June 2016 to March 2019. From March 2012 until September 2014, Mr. Singer served as co-managing member of Potomac Capital Management III, L.L.C., the general partner of Potomac Capital Partners III, L.P. ("PCP III"), and Potomac Capital Management II, L.L.C., the general partner of Potomac Capital Partners II, L.P. ("PCP II") and served as an advisor to Potomac Capital Management, L.L.C. and its related entities from May 2009 until September 2014. The principal business of PCP III and PCP II is investing in securities. Mr. Singer previously served as a director of Numerex Corp. (NASDAQ: NMRX), a provider of managed machine-to-machine (M2M) enterprise solutions enabling the lnternet of Things (IoT), from March 2016 until its sale in December 2017; TigerLogic Corporation (NASDAQ: TIGR), a global provider in engagement solutions, from January 2015 until December 2016; IEC Electronics an electronic manufacturing services provider to advanced technology companies from February 2015 to August 2017; Meru Networks, Inc. (NASDAQ: MERU), a Wi-Fi network solutions company, from January 2014 until January 2015; PLX Technology, Inc. (NASDAQ: PLXT), a semiconductor company, from December 2013 until its sale in August 2014; Sigma Designs, Inc. (NASDAQ: SIGM), a semiconductor company, from August 2012 until December 2013, including as its Chairman of the Board from January 2013 until December 2013; Zilog Corporation (NASDAQ: ZILG) a microcontroller company from August 2008 until its sale in February of 2010.

Director Qualifications: Mr. Singer’s extensive public company board experience and his perspective as one of our largest stockholders enables him to contribute significantly to our Board.

Arrangements and Understandings:  Mr. Singer was appointed as a director in connection with the VIEX Settlement.

The Board of Directors recommends a vote FOR the election of Messrs. Agarwal, Domenik, Fink, Frey, Haidamus, Martin and Singer and Ms. Holt, as directors.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services.  Under the Compensation Committee charter, the Compensation Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation.  In 2019 the Compensation Committee engaged an independent compensation consultant, Compensia, Inc., in its review and analysis. Directors who also serve as our employees do not receive payment for services as directors.

2019 Annual Compensation

Cash Compensation

In 2019, non-employee directors each received an annual retainer fee of $25,000, paid in quarterly installments on the date of each quarterly Board meeting. In addition, the Chairman of our Board received a retainer fee of $20,000. The Chairman of our Audit Committee received a $14,000 annual committee fee, the Chairman of our Compensation Committee received an $8,000 annual committee fee, and the Chairman of our Nominating and Corporate Governance Committee received a $3,000 annual committee fee. The other members of our Audit and Compensation Committees each received a $3,000 annual committee fee and the other members of our Nominating and Corporate Governance Committee each received a $2,000 annual committee fee. These annual committee fees are paid in quarterly installments on the date of the quarterly Board meetings. Fees for partial year service are pro-rated. Directors are entitled to reimbursement of reasonable travel expenses (as set forth in the Company’s Travel and Expense Reimbursement Policy) they incur in connection with attending Board and committee meetings.

In 2019, the Board increased the annual committee fee for the Chairman of our Audit Committee from $10,000 to $14,000.

Equity Compensation

At the beginning of 2018 our policy was to grant non-employee directors an option to purchase 40,000 shares of our common stock upon joining the Board.  This initial option was granted with an effective date of the 10th business day of the month following the month the director joins the Board; the exercise price per share for such option equaled the closing price per share of our common stock on The Nasdaq Global Market on such effective date.  Subject to continued service, such option vested as to 1/4th of the shares subject to the grant on the first anniversary of the date of commencement of service and 1/48th monthly thereafter.  Non-employee directors received a grant of restricted stock awards (“RSAs”) or a stock option having a value equal to $125,000 on the date of the annual shareholder meeting, 100% of which vested on the first anniversary of the grant date.  The RSAs fully vest on a corporate transaction (as defined in the 2011 Equity Incentive Plan).

In August 2018, the Board of Directors changed the director equity program such that the initial equity grant made to non-employee directors would be the same as the annual grant made to non-employee directors.  In 2019, the Board revised the stock compensation policy for non-employee directors to eliminate the choice between a stock option and an RSA for annual grants such that all annual director grants are now RSAs that vest at the earlier of: (i) the one-year anniversary of the date of grant of the RSA, and (ii) the date of the next annual stockholders’ meeting, provided that such annual stockholders’ meeting is at least 50 weeks apart from the previous annual stockholders’ meeting.  If a director commences service on the date of the annual stockholders’ meeting, the director will receive only the initial equity grant and will not be eligible for annual equity grant until the following stockholder meeting.  If a director commences service between the annual stockholder meetings, the director shall receive a prorated initial equity grant based on the number of days before the next annual stockholder meeting.

2019 Director Compensation Table

The following table sets forth information concerning the compensation earned during 2019 by each person who served as a director during the year ended December 31, 2019:

Director	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Total ($)
Sumit Agarwal(3)	15,322	115,760	—	131,082
Matthew Frey(4)	15,223	106,412	—	121,635
Sidney Ganis(5)	139,775	—	—	139,775
Sharon Holt(6)	54,354	115,760	—	170,115
Tom Lacey(7)	10,645	—	—	10,645
William Martin(8)	13,696	106,412	—	120,108
David Sugishita(9)	151,620	—	—	151,620
Kenneth Traub(10)	12,678	78,417	—	91,095
John Veschi(11)	13,708	—	—	13,708
Jonathan Visbal(12)	141,964	—	—	141,964

(1)

Consists of meeting fees earned in 2019 for service as a member of our Board.  Fees earned by directors vary depending on the number of committees on which the director served and whether the director was Chairman of our Board or served as chair of certain committees.  See “2019 Annual Compensation-Cash Compensation” above for more information.

(2)

Represents the grant date fair value of each stock award granted in 2019 in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (FASB ASC Topic 718), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. For a discussion of assumptions used to calculate the FASB ASC Topic 718 grant date fair value, refer to Note 5 (Stock-based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. See “2019 Annual Compensation-Equity Compensation” above for more information.

(3)	Mr. Agarwal was elected as a director in June 2019. Mr. Agarwal was granted 15,923 RSAs (with a grant date fair value equal to $115,760) in accordance with the Company’s director compensation policy.
(4)	Mr. Frey was appointed as a director in August 2019. Mr. Frey was granted 13,487 RSAs (with a grant date fair value equal to $106,412) in accordance with the Company’s director compensation policy.
(5)

Mr. Ganis was elected as a director in June 2019. Mr. Ganis was granted 15,923 RSAs (with a grant date fair value equal to $115,760) in June 2019; however, these were cancelled as of his resignation date of March 5, 2020 and he was instead paid $125,000 in cash for his service.

(6)

Ms. Holt was appointed as Chairman of the Board on August 20, 2018.  Ms. Holt was granted 15,923 RSAs (with a grant date fair value equal to $115,760) in June 2019 for her service as a director in accordance with the Company’s director compensation policy.

(7)	Mr. Lacey served as a director from August 2018 through the 2019 Annual Meeting where he did not stand for reelection. He also served as interim CEO from August 2018 until January 2019.
(8)

Mr. Martin was appointed as a director in August 2019. Mr. Martin was granted 13,487 RSAs (with a grant date fair value equal to $106,412) in accordance with the Company’s director compensation policy.

(9)

Mr. Sugishita was granted 15,923 RSAs (with a grant date fair value equal to $115,760) in June 2019; however, these were cancelled as of his resignation date of August 27, 2019 and he was instead paid $125,000 in cash for his service.

(10)	Mr. Traub served as a director from June 2018 through the 2019 Annual Meeting where he did not stand for reelection. Mr. Traub was granted 7,889 RSAs on February 13, 2019.
(11)	Mr. Veschi served as a director from February 2015 through the 2019 Annual Meeting where he did not stand for reelection.
(12)

Mr. Visbal was elected as a director in June 2019. Mr. Visbal was granted 15,923 RSAs (with a grant date fair value equal to $115,760) in June 2019; however, these were cancelled as of his resignation date of March 5, 2020 and he was instead paid $125,000 in cash for his service.

Director Stock Ownership Guidelines

We have established stock ownership guidelines to further align our non-employee directors’ interests with those of our stockholders. The guidelines require each non-employee director to acquire and hold shares of our common stock equal in value to three times the non-employee directors’ annual cash retainer.

CORPORATE GOVERNANCE

We are committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust. The Board of Directors has established Corporate Governance Principles which provide a framework for our effective governance. The principles address matters such as the director responsibilities, director qualifications, determination of director independence, Board committee structure, Chief Executive Officer performance evaluation and management succession. The Board regularly reviews developments in corporate governance and updates the Corporate Governance Principles and other governance materials as it deems necessary and appropriate.

The corporate governance section of our website makes available our corporate governance materials, including the Corporate Governance Principles, our Stock Ownership Policy, the charters for each Board committee and our Code of Business Conduct and Ethics. To access these documents on our website, https://ir.immersion.com/corporate-governance.

Board Leadership Structure

Our Board has determined that having an independent director serve as Chairman of our Board is in our best interests and those of our stockholders.  This Board structure enhances the independence of our Board from our management by ensuring a greater role for the independent directors in our oversight and active participation of the independent directors in setting agendas and establishing priorities and procedures for our Board. In addition, separating these roles allows our Chief Executive Officer to focus his efforts on running our business and managing our day-to-day operations, while allowing our Board to benefit from our Chairman’s experience in leadership roles at public companies and advising technology companies looking to optimize their intellectual property and licensing business strategy, customer engagements, and strategic partnerships. Every regular meeting of our Board includes a meeting of our independent non-executive directors without management present.

Board Leadership Structure • Chairman of the Board: Sharon Holt • Chief Executive Officer: Ramzi Haidamus • All of our non-employee directors are independent

Independence of Directors

In accordance with the standards for independence set forth in the rules of The Nasdaq Stock Market, our Board has determined that, except for Mr. Haidamus, our Chief Executive Officer, each of the members of our Board has no relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director and is otherwise “independent” in accordance with the applicable rules of The Nasdaq Stock Market.

Risk Management

Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities for us and our stockholders.  Consistent with our Board leadership structure, our Chief Executive Officer and other members of our executive team are responsible for the day-to-day management of risk, while our Board is responsible for ensuring that we have an appropriate culture of risk management, set the right “tone at the top,” oversee our aggregate risk profile and assist management in addressing specific risks.

Our Board exercises its oversight responsibility for risk both directly and through its standing committees.  Strategic, operational and competitive risks also are presented and discussed at our Board’s quarterly meetings, and more often as needed.  On at least an annual basis, our Board conducts a review of our long-term strategic plans and members of our executive team report on our top risks and the steps management has taken or will take to mitigate these risks.  On a regular basis between Board meetings, our Chief Executive Officer provides updates to the Board on the critical issues we face and recent developments in our principal markets.

Risk Management

•    Our Board oversees risk management.

•    Our Board and standing committees spend a portion of their time reviewing and discussing specific risk topics.

•    Company management is charged with managing risk through internal processes and controls.

Our Audit Committee is responsible for reviewing our risk management framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with our full Board and its committees. Our Audit Committee meets regularly with our Chief Financial Officer, our independent auditor, our General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, cybersecurity risk and our risk management framework and programs. Other responsibilities include at least annually reviewing the implementation and effectiveness of our compliance and ethics program and our business continuity plan and test results. Our Audit Committee meets regularly in separate executive sessions with the independent auditor, as well as with Audit Committee members only, to facilitate a full and candid discussion of risk and other issues.

Our Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. Our Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this proxy statement entitled “Compensation Discussion and Analysis—Risk Assessment of Compensation Programs.”

Our Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure, director independence, and our corporate governance profile and ratings. Our Nominating and Corporate Governance Committee also is actively engaged in overseeing risks associated with succession planning for our Board and management.

Our Board believes that one of its primary responsibilities is to oversee the development and retention of executive talent and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other members of management. Each year, the Nominating and Corporate Governance Committee meets with our Vice President, Human Resources and other executives to discuss management succession planning and to address potential vacancies in senior leadership. The Nominating and Corporate Governance Committee also annually reviews with the Board succession planning for our Chief Executive Officer.  In addition to executive and management succession, the Nominating and Corporate Governance Committee regularly oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, experience, tenure, and diversity that promote and support our long-term strategy. In doing so, the Nominating and Corporate Governance Committee takes into consideration the overall needs, composition and size of the Board, as well as the criteria adopted by the Board regarding director candidate qualifications. Individuals identified by the Nominating and Corporate Governance Committee as qualified to become directors are then recommended to the Board for nomination or election.

Board and Committee Self-Evaluations

Each year, the Nominating and Corporate Governance Committee oversees the self-evaluation process of the Board, committees and Chairman.  The process is conducted using a detailed questionnaire which (a) provides for quantitative ratings in key area and (b) seeks subjective comment in each of these areas.

Company Policies

Our Board has adopted several policies governing directors, employees, and/or officers: (i) the Code of Business Conduct and Ethics that outlines the principles of legal and ethical business conduct which was updated as of October 2019; (ii) the Stock Ownership Policy, which requires our executives and non-employee directors to have a direct ownership in Immersion’s common stock; (iii) the Insider Trading Policy, which outlines the procedures and guidelines governing securities trades by our employees; and (iv) the Immersion Environmental and Social Policy.

The Code of Business Conduct and Ethics is applicable to all of our directors, employees, and officers and is available on our website at https://ir.immersion.com/corporate-governance.  Any substantive amendment or waiver of this policy may be made only by our Board upon a recommendation of the Audit Committee and, as required by applicable SEC rules, we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by disclosing such information on our website.

The Stock Ownership Policy is applicable to our executives and non-employee directors and is available on our website at https://ir.immersion.com/corporate-governance.  This policy requires that these individuals hold stock equal in value to, in the case of our CEO and non-employee directors, three times, and our other executives, one times, the amount of their annual cash retainer/base salary.  This is calculated once a year and there is a five-year period in which to comply.  If it is determined that a particular person does not comply with the policy, the individual will be notified and will be required to retain 50% of the net shares received as a result of any exercise, vesting or payment of any equity awards until he or she becomes compliant.

The Insider Trading Policy applies to all of our current and former employees, directors, independent contractors, agents and consultants.  The Insider Trading Policy prohibits short sales, the buying or selling of puts, calls or other derivative or similar securities of the Company or engaging in any other hedging transaction, using the Company’s securities as collateral in a margin account, or pledging the Company’s securities as collateral for a loan (or modifying an existing pledge).

Communications by Stockholders with Directors

Stockholders may communicate with any and all directors by transmitting correspondence by mail, facsimile, or e-mail, addressed as follows: Board or individual director, c/o Corporate Secretary, Immersion Corporation, 330 Townsend Street, Suite 234, San Francisco, CA 94107; Fax: (408) 467-1901; E-mail Address: corporate.secretary@immersion.com. Our Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s).  The acceptance and forwarding of a communication to any director does not imply that the director owes or assumes any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

Board Meetings and Committees of the Board

Attendance at Board, Committee and Annual Stockholder Meetings

Our Board and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time.  The Board met fourteen times during 2019.  Each director attended at least 75% of the meetings of the Board and of any committees of the Board on which he serves.  The total number of meetings held by each committee is set forth below under “Committees of the Board.”

We make every effort to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors, taking into account the directors’ schedules. All directors are encouraged to attend the annual meeting of stockholders.  Six (6) of our then-current director nominees attended our 2019 annual meeting of stockholders.

Executive Sessions of the Board

The non-executive members of our Board and all committees of our Board meet in executive session without management present at each regularly scheduled in-person Board and committee meeting.

Committees of the Board

The Board has a separately-designated standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Strategy Committee.

The Board has also adopted a written charter for each of the Board committees.  Each written charter is available on our website at https://ir.immersion.com/corporate-governance.

In each case, our Board has delegated the responsibilities set forth below to the respective committee; however, our Board may from time to time, perform the duties itself.

The table below provides current membership (M) and chairmanship (C) information for each standing committee.

Name	Audit	Compensation	Nominating and Corporate Governance	Strategy Committee
Sumit Agarwal	M		M
Stephen Domenik		M	M	M
Franz Fink	M
Matthew Frey	C
Ramzi Haidamus
Sharon Holt			C
William Martin		C		M
Eric Singer		M		M

Audit Committee and Audit Committee Financial Expert

Members:	Mathew Frey (Chairman) Franz Fink Sumit Agarwal
Number of Meetings in Fiscal Year 2019:	10
Independence:

Our Board has determined that each member of the Audit Committee meets the independence criteria set forth in the applicable rules of The Nasdaq Stock Market and the SEC for Audit Committee membership.

Financial Expert:

Our Board has determined that all members of the Audit Committee possess the level of financial literacy required by applicable Nasdaq Stock Market and SEC rules and that in accordance with section 407 of the Sarbanes-Oxley Act of 2002, at least one member of the Audit Committee, Mr. Frey, is an “audit committee financial expert,” as defined in the rules of the SEC.

Responsibilities:

Our Audit Committee provides assistance to our Board in various matters, including fulfilling its responsibilities with respect to the following:

•    retaining, overseeing, compensating, communicating with, determining the independence of, and, if necessary, terminating and replacing our independent registered public accounting firm;

•    reviewing the scope of audit and pre-approving permissible non-audit services by our independent registered public accounting firm;

•    reviewing the accounting principles and auditing practices and procedures to be used for our financial statements and related disclosures;

•    preparing the audit committee report to be included in our annual proxy statement as required by the SEC;

•    overseeing cybersecurity initiatives;

•    overseeing procedures for the treatment of complaints on accounting, internal controls, or audit matters;

•    reviewing the results of the audits of our financial statements;

•    reviewing risk management framework and programs; and

•    reviewing related party transactions.

Compensation Committee

Members:	William Martin (Chairman) Eric Singer Stephen Domenik
Number of Meetings in Fiscal Year 2019:	8
Independence:

Our Board has determined that each member of the Compensation Committee meets the independence criteria set forth in the applicable Nasdaq Stock Market rules as a “non-employee director,” as defined in Rule 16b-3 under Section 16 of the Exchange Act.

Responsibilities:

Our Compensation Committee provides assistance to our Board in various matters, including with respect to the following:

•    overseeing our general compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees and properly aligning executive compensation with stockholder interests and business performance;

•    making recommendations to the Board with respect to and administration of our equity-based compensation plans, including our equity incentive plans and employee stock purchase plan;

•    reviewing the “Compensation Discussion and Analysis” to be included in the Company’s public filings;

•    reviewing and approving compensation packages for our executive officers;

•    reviewing and approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and

•    reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board.

Other than the delegation to the Chief Executive Officer of the authority to grant awards under certain equity plans pursuant to guidelines set by the Board, our Compensation Committee has not delegated any of its duties under its charter. The Compensation Committee may, however, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.

Nominating and Corporate Governance Committee

Members:	Sharon Holt (Chairman) Sumit Agarwal Stephen Domenik
Number of Meetings in Fiscal Year 2019:	6
Independence:	Our Board has determined that each member of the Nominating and Corporate Governance Committee meets the criteria for independent Board members set forth in the applicable Nasdaq Stock Market rules.
Responsibilities:

Our Nominating and Corporate Governance Committee provides assistance to our Board in various matters, including fulfilling its responsibilities with respect to the following:

•    identifying, evaluating, recruiting, and recommending candidates for Board positions to our Board and recommending to our Board policies on Board and committee composition and criteria for Board membership;

•    recommending to our Board, and reviewing on a periodic basis, our succession plan, including policies and principles for selection and succession of the Chief Executive Officer in the event of an emergency or the resignation or retirement of our Chief Executive Officer;

•    reviewing the independence of each director;

•    periodically reviewing policies and the compliance of senior executives with respect to these policies;

•    reviewing our compliance with corporate governance listing requirements of The Nasdaq Stock Market; and

•    assisting our Board in developing criteria for the annual evaluation of our Chief Executive Officer, director and committee performance.

Strategy Committee

Members:	Eric Singer William Martin Stephen Domenik
Number of Meetings in Fiscal Year 2019:	0* * The Strategy Committee was established during 2020.
Independence:	Our Board has determined that each member of the Strategy Committee meets the criteria for independent Board members set forth in the applicable Nasdaq Stock Market rules.
Responsibilities:

Our Strategy Committee provides assistance to our Board in various matters, including fulfilling its responsibilities with respect to the following:

•    reviewing, evaluating and making recommendations to the Board regarding the Company’s corporate strategy, capital allocation, cost structure, business opportunities and related matters.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of any related party transactions.  Review of any related party transaction would include reviewing each such transaction for potential conflicts of interests and other improprieties. Except as described in “VIEX Settlement” below, in “Director Compensation” above and in “Executive Compensation” below, since January 1, 2019, there has not been, nor is there currently proposed, any transaction or series of similar transactions, to which we are or were a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any of the immediate family members of such persons, had or will have a direct or indirect material interest.

In addition to indemnification provisions in our Bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements provide for indemnification of our directors and executive officers for certain types of expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by persons in any action or proceeding, including any action by us or in our right, arising out of their services as our director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

VIEX Settlement

As described in “Nominees for Directors – To Be Elected for a Term Expiring in 2021” above, on March 5, 2020, the Company entered into the VIEX Settlement with VIEX. Pursuant to the VIEX Settlement, the Company agreed:

(i)

to take such actions as necessary to (a) cause the resignations of Sid Ganis and Jonathan Visbal from the Board, (b) increase the size of the Board by one director and (c) appoint each of Stephen Domenik, Franz Fink and Eric Singer (each, a “VIEX Designee” and, collectively, the “VIEX Designees”) as new members of the Board to fill the resulting vacancies, effective March 9, 2020, with terms expiring at the 2020 Annual Meeting;

(ii)	to hold its 2020 Annual Meeting no later than June 30, 2020;
(iii)

to nominate, recommend and solicit proxies in favor of, the VIEX Designees for election as directors at the 2020 Annual Meeting with terms expiring at the 2021 Annual Meeting and until their successors are duly elected and qualified;

(iv)

to, on the date of the VIEX Settlement, form a strategy committee to review, evaluate and make recommendations to the Board regarding the Company’s corporate strategy, capital allocation, cost structure, business opportunities and related matters;

(v)

to, during the period from the date of the VIEX Settlement until the day that is 30 calendar days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2021 Annual Meeting (the “Restricted Period”), not increase the size of the Board beyond (8) members;

(vi)	to appoint Stephen Domenik, William Martin and Eric Singer to the newly formed strategy committee for the Restricted Period;
(vii)	to appoint Messrs. Domenik and Singer to the Compensation Committee;
(viii)	that, during the Restricted Period, the Compensation Committee will consist of no more than three members and William Martin will serve as the chairperson thereof;
(ix)	to appoint at least one VIEX Designee to each of the Board’s other committees; and
(x)

to reimburse VIEX an amount equal to $200,000 for its fees and expenses incurred in connection with the nomination of candidates for membership on the Board, the preparation of proxy materials and other communications, the negotiation and execution of the VIEX Settlement and all other activities related thereto.

Under the terms of the VIEX Settlement, VIEX agreed to certain standstill provisions with respect to VIEX’s actions with regard to the Company and its Common Stock for the duration of the Restricted Period. Further, during the Restricted Period, at each annual or special meeting of the Company’s stockholders or action by written consent, VIEX has agreed to:

(i)	cause all voting securities that are beneficially owned by them to be present for quorum purposes, if applicable;
(ii)

vote, or cause to be voted, all voting securities beneficially owned by them in a manner consistent with the recommendation of the Board; provided, that (a) if, as of the date of the 2020 Annual Meeting, Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) both recommend a vote “against” or “abstain” on any proposal presented at the 2020 Annual Meeting (other than any proposal relating to the election or removal of directors), then VIEX will be permitted to vote in accordance with the ISS and Glass Lewis recommendations on that proposal; and

(iii)

VIEX will have the right to vote in their sole discretion with respect to any merger, acquisition, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company.

The foregoing description of the VIEX Settlement is qualified in its entirely by reference to the full text of the VIEX Settlement, which is filed as Exhibit 10.1 to the Company’s Form 8-K, filed with the SEC on March 9, 2020.

Eric Singer has served as the managing member of each of VIEX GP and VIEX Capital since May 2014 and joined our Board following the Company’s approval and entry into, the VIEX Settlement.

VIEX is a “related person” (as defined by Item 404(a) of Regulation S-K) because of its beneficial ownership of more than five percent of the Company’s voting securities.  Each of the VIEX Designees is also a “related person” because each was a director of the Company during the period for which disclosure under Item 404(a) of Regulation S-K is required.

Interest of Certain Persons in Matters to Be Acted Upon

No person who has served as an officer or director of the Company since January 1, 2019 nor any director nominee, and no associate of such a person, has any substantial interest in the matters to be acted upon at the Annual Meeting, other than (i) as a result of his or her role as an officer or director of the Company, or (iii) in his or her role as a shareholder in proportion to his or her percentage shareholding.

OWNERSHIP OF OUR EQUITY SECURITIES

Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Immersion Corporation common stock by each director, each director nominee, each individual named in the 2019 Summary Compensation Table on page 48, and our directors, director nominees and executive officers as a group, all as of April 7, 2020. Unless otherwise noted, voting power and investment power in Immersion Corporation common stock are held solely by the named person.  The address of each of the individuals named below is c/o Immersion Corporation, 330 Townsend Street, Suite 234, San Francisco, CA 94107.

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares(1)	Additional Information
Sumit Agarwal(2)	26,923	*
Stephen Domenik(3)	4,220	*
Franz Fink(4)	4,220	*
Nancy Erba(5)	67,093	*
Matthew Frey(6)	13,487	*
Ramzi Haidamus(7)	154,878	*
Cal Hoagland	—	*
Sharon Holt(8)	71,180	*
Tom Lacey(9)	37,000	*
William Martin(10)	4,845,932	16.6%
Michael Okada(11)	68,933	*
Anne Marie Peters(12)	103,055	*
Eric Singer(13)	3,750,052	12.9%
Jared Smith(14)	64,167	*
Len Wood	—	*
All directors, director nominees and executive officers as a group (15 persons)	9,211,140	31.3%

*	Less than 1% of issued and outstanding shares of Immersion Corporation common stock.
(1)

Calculated on the basis of 29,113,286 shares of common stock outstanding as of April 7, 2020, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after April 16, 2020 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership.

(2)	Consists of (i) 11,000 shares of common stock and (ii) 15,923 RSAs subject to vesting conditions expected to occur within 60 days of April 16, 2020.
(3)	Consists of 4,220 RSAs subject to vesting conditions expected to occur within 60 days of April 16, 2020.
(4)	Consists of 4,220 RSAs subject to vesting conditions expected to occur within 60 days of April 16, 2020.
(5)	Based solely on a Form 4 filed with the SEC on March 11, 2019 by Nancy Erba. Consists of 67,093 shares of common stock.
(6)	Consists of 13,487 RSAs subject to vesting conditions expected to occur within 60 days of April 16, 2020.

(7)

Consists of (i) 47,604 shares of common stock, (ii) 17,610 RSAs subject to vesting conditions expected to occur within 60 days of April 16, 2020, (iii) 78,456 shares of common stock subject to options which are currently exercisable, and (iv) options to purchase 11,208 shares of common stock subject to vesting conditions expected to occur within 60 days of April 16, 2020.

(8)

Consists of (i) 16,924 shares of common stock, (ii) 15,923 RSAs subject to vesting conditions expected to occur within 60 days of April 16, 2020, (iii) 36,666 shares of common stock subject to options which are currently exercisable, and (iv) options to purchase 1,667 shares of common stock subject to vesting conditions expected to occur within 60 days of April 16, 2020.

(9)	Based solely on a Form 4 filed with the SEC on November 6, 2018 by Tom Lacey. Consists of 37,000 shares of common stock.
(10)

Consists of 4,832,445 shares of common stock and (ii) 13,487 RSUs subject to vesting conditions expected to occur within 60 days of April 16, 2020.  Includes common stock held directly by Raging Capital Master Fund, Ltd. ("Raging Master"). Raging Capital Management, LLC ("Raging Capital") is the Investment Manager of Raging Master. William C. Martin is the Chairman, Chief Investment Officer and Managing Member of Raging Capital. William Martin may be deemed to beneficially own the securities held by Raging Master and Raging Capital.

(11)

Consists of (i) 2,000 shares of common stock, (ii) 25,933 RSUs subject to vesting conditions expected to occur within 60 days of April 16, 2020, and (iii) options to purchase 41,000 shares of common stock subject to vesting conditions expected to occur within 60 days of April 16, 2020.

(12)	Based solely on a Form 4 filed with the SEC on May 15, 2019 by Anne Marie Peters. Consists of 103,055 shares of common stock.
(13)

Consists of (i) 3,745,832 shares of common stock and (ii) 4,220 RSUs subject to vesting conditions expected to occur within 60 days of April 16, 2020. Includes common stock beneficially owned directly by VIEX Opportunities Fund, LP - Series One (“Series One”).  VIEX GP, LLC, as the general partner of Series One, may be deemed the beneficial owner of the shares of common stock beneficially owned by Series One. VIEX Capital Advisors, LLC, as the investment manager of Series One, may be deemed the beneficial owner of the shares of common stock beneficially owned by Series One. Mr. Singer, as the managing member of each of VIEX GP, LLC, and VIEX Capital Advisors, LLC, may be deemed the beneficial owner of the shares of Common Stock beneficially owned by Series One.

(14)

Consists of (i) 26,667 RSUs subject to vesting conditions expected to occur within 60 days of April 16, 2020 and (ii) options to purchase 37,500 shares of common stock subject to vesting conditions expected to occur within 60 days of April 16, 2020.

Principal Stockholders

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of the issued and outstanding Immersion Corporation common stock. Unless otherwise noted, to our knowledge, voting power and investment power in Immersion Corporation common stock are held solely by the named entity.

Name and Address	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
Raging Capital Management, LLC Ten Princeton Ave., P.O. Box 228 Rocky Hill, NJ 08553	4,845,932	16.6%

Based solely on a Schedule 13D/A filed with the SEC

on April 13, 2020, Raging Capital Management

LLC and William C. Martin have shared voting and dispositive power with respect to 4,832,445 shares, and William C. Martin has sole voting power with respect to 13,487 shares.

Viex Capital Advisors, LLC 825 Third Ave., 33rd Floor NY, NY 10022	3,750,052	12.9%

Based solely on a Schedule 13D/A filed with the SEC

on March 9, 2020, Eric Singer and Viex Capital Advisors, LLC have shared voting and dispositive power with respect to 3,745,832 shares, Viex Special Opportunities GP II, LLC and Viex Special Opportunities Fund II, LP have shared voting and dispositive power with respect to 2,387,898 shares, and Viex GP, LLC and VIEX Opportunities Fund, LP - Series One have shared voting and dispositive power with respect to 1,357,934 shares. Based solely on a Form 4 filed with the SEC on March 9, 2020, Eric Singer was granted 4,220 RSA’s subject to vesting conditions expected to occur within 60 days of April 16, 2020.

BlackRock, Inc. 55 East 52nd St. NY, NY 10055	2,196,439	7.5%

Based solely on a Schedule 13G/A filed with the SEC on February 5, 2020, Blackrock Inc. has sole voting power with respect to 2,141,900 shares and sole dispositive power with respect to 2,196,439 shares.

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,031,042	7.0%

Based solely on a Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group has sole dispositive power with respect to 2,004,434 shares and sole voting and shared dispositive power with respect to 26,608 shares.

Acacia Research Corporation 4 Park Plaza, Suite 550 Irvine, CA 92614	1,533,991	5.3%	Based solely on a Schedule 13D/A filed with the SEC on December 26, 2019, Acacia Research Corporation has sole voting and disposition power with respect to 1,533,991 shares.

(1)	Calculated on the basis of 29,113,286 shares of common stock outstanding as of April 7, 2020.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we summarize our objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of their compensation. Included below are discussions regarding how our executive compensation program ties to our strategic goals and objectives and supports stockholder value creation.  Specifically, we will discuss our compensation philosophy, our compensation approach, our compensation determinations and our policies and practices related to executive compensation. Our executive compensation program reflects a commitment to:

•	align compensation with our annual and long-term business objectives and performance;
•	enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success;
•	motivate our executive officers to enhance long-term stockholder value; and
•	position us competitively among the companies against which we recruit and compete for talent.

Our named executive officers for fiscal 2019 were as follows:

Name	Title
Nancy Erba(1)	Former Chief Financial Officer
Ramzi Haidamus(2)	Chief Executive Officer
Cal Hoagland(3)	Former Interim Chief Financial Officer
Tom Lacey(4)	Former Interim Chief Executive Officer
Michael Okada(5)	General Counsel and Senior Vice President, IP Licensing and Legal Affairs
Anne Marie Peters(6)	Former General Counsel and Senior Vice President, IP Licensing and Legal Affairs and Interim Chief Financial Officer
Jared Smith	Vice President, Worldwide Sales
Len Wood(7)	Former Interim Chief Financial Officer

(1)	Ms. Erba resigned as Chief Financial Officer effective March 14, 2019 at which time Ms. Peters, Immersion General Counsel, was appointed Interim Chief Financial Officer.
(2)	Mr. Haidamus became the Chief Executive Officer on January 21, 2019.
(3)	Mr. Hoagland resigned as Interim Chief Financial Officer on July 30, 2019 at which time Mr. Wood was appointed Interim Chief Financial Officer.
(4)	Mr. Lacey held the position of Interim Chief Executive Officer between August 21, 2018 and January 21, 2019.
(5)	Mr. Okada was appointed General Counsel and Senior Vice President, IP Licensing and Legal Affairs effective June 10, 2019.
(6)	Ms. Peters resigned as Interim Chief Financial Officer May 14, 2019 and as General Counsel effective May 31, 2019.
(7)	Mr. Wood served as Interim Chief Financial from July 30, 2019 through January 13, 2020 at which point Aaron Akerman was appointed Chief Financial Officer.

Executive Summary

The past year was a pivotal time for Immersion’s transition. We have had change at the top of the organization including our Chief Executive Officer joining in early 2019, our General Counsel joining in mid-2019, and our Chief Financial Officer joining in early 2020. We have an opportunity for our talented team to capitalize on our intellectual property assets and lead the widespread adoption of touch feedback and related technologies in a broad array of products and markets.

As will be shown throughout this CD&A, the Board and the Compensation Committee made difficult compensation-related decisions in this transitional year.  We believe that the decisions made were not only appropriate for our circumstances but also have enabled Immersion to stabilize and retain a talented management team to lead our growth going forward.

2019 Chief Executive Officer Transition

The past year involved a managerial transition at the Chief Executive Officer position. This began in November 2017, when we announced the departure of our long-time Chief Executive Officer, Victor Viegas, and subsequently appointed our Chairman of the Board, Carl Schlachte, as Interim Chief Executive Officer. We immediately commenced a search to recruit a Chief Executive Officer.

On August 16, 2018, Mr. Schlachte resigned as Interim Chief Executive Officer and as Chairman of the Board and on August 21, 2018, the Board appointed Tom Lacey as Interim Chief Executive Officer and as a director. When the Board appointed Mr. Lacey as Interim Chief Executive Officer, both the Board and Mr. Lacey intended for this appointment to be short term as we continued our search for a Chief Executive Officer.

In December 2018, the Board successfully concluded its search process for a Chief Executive Officer and entered into an employment agreement with Mr. Ramzi Haidamus pursuant to which Mr. Haidamus agreed to serve as our Chief Executive Officer commencing January 21, 2019 and Mr. Lacey resigned as Interim Chief Executive Officer.

2019 Chief Financial Officer and General Counsel Transition

Much of the past year also involved a managerial transition at the Chief Financial Officer position. This began with Ms. Nancy Erba’s resignation as Chief Financial Officer effective March 14, 2019. Upon Ms. Erba’s resignation, Ms. Anne Marie Peters, the company’s General Counsel and SVP IP Licensing & Legal Affairs, was appointed Interim Chief Financial Officer.

Ms. Peters resigned as Interim Chief Financial Officer on May 14, 2019 and as General Counsel effective May 31, 2019. Mr. Cal Hoagland was appointed Interim Chief Financial Officer on May 14, 2019, and Mr. Michael Okada as General Counsel and SVP, IP Licensing & Legal Affairs on June 10, 2019. Mr. Hoagland resigned as Interim Chief Financial Officer in July 2019 at which time Mr. Len Wood was appointed Interim Chief Financial Officer. Throughout this time the Company continued to search for a permanent Chief Financial Officer and in December 2019 the Company successfully completed this search when the Board appointed Mr. Aaron Akerman as Chief Financial Officer effective as of January 13, 2020.

Overview of our Executive Compensation Program.

In determining the compensation of our named executive officers, the Compensation Committee evaluates various factors, including the following:

•	our overall business and financial performance;
•	how our compensation program can drive our strategic goals and support stockholder value creation;

•	the individual’s performance, experience and skills;
•	compensation previously paid or awarded to the individual; and
•

competitive market data for similar positions based on an analysis consisting of a blend of data from our compensation peer group and the technology survey data from Radford Associates, a unit of Aon Consulting.

The Compensation Committee has established an executive compensation program that consists of three principal elements: base salary, short term cash incentive awards under our executive incentive plan (“EIP”) and long-term equity-based incentive awards (“LTI”). The Compensation Committee believes that by allocating compensation among these elements, our overall executive compensation program appropriately balances compensation-related risk and the desire to focus our named executive officers on specific short-term and long-term goals important to our overall success.

Base Salary	Base salaries are fixed pay set with consideration of responsibilities, market data and individual contribution, in order to attract and retain talented executives.
Annual Cash Incentives

Annual cash incentives are intended to motivate and reward our executives for the achievement of corporate, litigation and individual objectives. For 2019, corporate goals were based on Revenue and non-GAAP Net Income.

Long-Term Equity Incentives

Long-term equity awards incentivize executives to deliver long-term shareholder value, while also providing a retention vehicle for our top executive talent. In 2019, equity awards were delivered as stock options and restricted stock units.

Executive Compensation Governance Policies and Best Practices

In designing our executive compensation program, we have implemented policies and practices to create alignment with our stockholders and that support our commitment to good corporate governance as follows:

•	Clawback. We have the authority to require repayment of certain annual cash incentives in instances of fraudulent activity and/or misstated financials or otherwise inaccurate financial reporting.
•

No Tax Gross-Ups. Tax gross-ups are not provided to our executive officers for personal expenses or if excise taxes are incurred following a qualifying termination of employment in connection with a change in control of the Company.

•

Independent Compensation Consultant.  The Compensation Committee has engaged Compensia, Inc. (“Compensia”) to act as its independent compensation consultant. Compensia provides services only to the Compensation Committee and provided no other services to us during fiscal 2019.

•

Stock Ownership Guidelines. We have established stock ownership guidelines to further align our executive officers’ interests with those of our stockholders. The guidelines require our executive officers to acquire and hold shares of our common stock having a value equal to three, in the case of our CEO, and one, in the case of our other executive officers, times their base salary divided by the average closing price for the 12-month period ending on December 31.
•	Capped Award Payouts. We set maximum award levels on our executive cash incentive plans.
•	No Repricing of Underwater Options. Repricing of stock options is expressly prohibited by our equity incentive plan without the approval of our stockholders.
•	No Executive Pension Benefits. Named executive officers participate in the same defined contribution retirement plans as our other employees.
•	Anti-Hedging and Anti-Pledging Policy. Our named executive officers are subject to our Insider Trading Policy, which prohibits short sales, hedging or pledging of stock.
•

Double Trigger Vesting.  Except in the case of certain equity awards granted to Mr. Haidamus pursuant to his employment agreement (which provide for single trigger vesting upon termination without cause or resignation for good reason), the equity awards held by our named executive officers are subject to “double trigger” vesting meaning that there needs to be both a termination of employment and change in control for the awards to vest.

•	Annual Say-on-Pay. We annually submit “say on pay” advisory votes for shareholder consideration and vote.

The Compensation Committee believes that the policies and practices described above clearly demonstrate our commitment to, and consistent execution of, an effective performance-oriented executive compensation program.

2019 Say on Pay Vote

At the annual meeting of our stockholders held in June 2019, approximately 69% of the total stockholders’ votes cast were voted in favor of the fiscal 2018 compensation of our named executive officers. While this vote was not binding on the Company, the Board, or the Compensation Committee, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis to express their views regarding executive compensation.

Additionally, in evaluating our compensation program, we routinely have discussions with our largest shareholders regarding many topics, which include discussions related to our compensation strategies.  As a result of such conversations, upon the hiring of our Chief Executive Officer in early 2019, we undertook to ensure that his compensation package was heavily weighted to performance-based compensation. Specifically, half of his total potential cash compensation is delivered in the form of a target bonus under our performance-based Executive Incentive Plan and a significant portion of his total direct compensation was delivered in the form of equity incentives.

We have determined that our stockholders should vote on a say on pay proposal each year, consistent with the preference expressed by our stockholders at the 2017 annual meeting.

Compensation Philosophy

The primary objective of our executive compensation program is to align compensation with our overall business goals and stockholder interests. Our compensation objective is to attract and retain top tier executive talent capable of managing in a dynamic business environment and motivate them to achieve above-market performance with a long-term view in creating stockholder value. To this end, our executive compensation philosophy reflects:

•	a pay-for-performance model that delivers a significant portion of an executive’s total cash compensation based on overall Company and individual performance;
•	an emphasis on long-term equity-based incentive awards that link a meaningful portion of executive compensation to the appreciation in value of our common stock; and
•	evaluation of our pay levels and compensation practices against a peer group that is reasonable and appropriate for our Company.

Although the Compensation Committee has not established a fixed policy for the allocation between cash and equity compensation or short-term and long-term compensation, the Compensation Committee, as part of its evaluation of the compensation of our executive officers, reviews not only the individual elements of compensation, but also total compensation.

Compensation Determination Process

Role of Compensation Committee

The Compensation Committee reviews and recommends to the Board for approval all compensation programs (including equity compensation) applicable to our named executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our Chief Executive Officer.

The Compensation Committee approves the compensation of all other executive officers. The Compensation Committee has the sole authority to select and retain consultants, consulting firms, legal counsel, accounting and other advisers, as it deems appropriate.

Role of Chief Executive Officer in Compensation Decisions

While the Compensation Committee determines our overall compensation philosophy, our Board sets the compensation for our Chief Executive Officer. Our Chief Executive Officer also provides our Board and the Compensation Committee with his perspective on the performance of our named executive officers as part of the determination of the individual portion payable under the executive incentive plans (as described below) and the annual personnel review as well as a self-assessment of his own performance.  Our Chief Executive Officer is not present during discussions by the Compensation Committee or our Board relating to his own compensation. Our Chief Executive Officer recommends to the Compensation Committee specific compensation amounts for named executive officers other than himself, and the Compensation Committee considers those recommendations and the information provided by its compensation consultant concerning peer group comparisons and industry trends when making its compensation decisions.  Our Chief Executive Officer, Head of Human Resources, and General Counsel regularly attend portions of the Compensation Committee’s meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding our performance, and technical advice.  Members of the Compensation Committee also participate in our Board’s annual review of the Chief Executive Officer’s performance and its setting of annual performance goals, in each case led by our independent Chairman of the Board or previously our Lead Independent Director.

Role of the Compensation Consultant

The Compensation Committee uses a compensation consultant primarily to provide input on compensation trends and developments and to assist with the analysis of competitive executive compensation levels and trends. The compensation consultant also provides a valuable outside perspective on executive compensation practices.

In establishing executive compensation for fiscal 2019, the Compensation Committee engaged Compensia to serve as its compensation consultant. During fiscal 2019, Compensia advised the Compensation Committee on executive compensation matters, including performing an executive compensation assessment, a peer group review and development, the structure of our compensation program, risk mitigation, advice on CEO and CFO compensation and disclosure about executive compensation.   Compensia was engaged directly by the Compensation Committee and does not provide any other unrelated products or services to us. Based on its review of the factors set forth in the Nasdaq listing standards, the Compensation Committee has determined that the work performed by Compensia during fiscal year 2019 did not raise a conflict of interest.

Peer Group and Competitive Positioning

In performing the executive compensation assessment for our first Interim Chief Executive Officer and Chief Financial Officer, Compensia used market data that reflected a 50/50 blend of (1) compensation data from the peer group below and (2) national Radford technology survey data for companies with $50 to $200 million in revenues.  In performing the executive compensation assessment for all other executive officers, Compensia used the national Radford technology survey data for companies with $50 to $200 million in revenues. Compensia also reviewed for all executive officers the same blend using Bay Area Radford technology survey data.

The companies comprising the peer group used by Compensia to aid in evaluating the compensation of our executive officers for 2019 were:

Acacia Research	Agilysis (new)	Aquantia (new)
CEVA	CyberOptics	Datawatch
Digimarc	Finjan Holdings	Impinj (new)
Mesa Laboratories	Mitek Systems (new)	MobileIron (new)
NVE	PDF Solutions	Pixelworks

In determining the peer group for 2019, the Compensation Committee reviewed the peer group used in fiscal 2018 against the objective criteria used for selecting peers in 2018 including companies in the IP licensing, semiconductor, electrical equipment and application software industries with revenues that were approximately one-half to three times our estimated revenues for 2019 and market capitalizations equal to approximately one-half to three times our market capitalization. The following companies were deleted from the peer group in 2019: Kopin, LightPath Technologies, SeaChange International, Intermolecular and Pendrell.

While the Compensation Committee believes that comparisons to competitive market data are a useful tool, it does not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. Due to the variations between companies’ reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our named executive officers. In considering market compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Compensation Committee therefore uses the competitive market data as a starting point while also considering subjective factors such as experience, skills, competencies and performance.

Elements of Compensation

Our named executive officers’ total compensation includes base salary, short term cash incentive awards under our executive incentive plan (other than for our Interim Chief Executive Officers), and long-term equity incentive compensation.

Element	Objectives	Key Features
Base Salary	• To provide a fixed level of cash compensation to attract and retain executive officers, and reward demonstrated experience, skills and competencies relative to the market value of the job.	• Adjustments are considered annually based on individual performance, level of pay relative to market and internal pay equity.
Short-Term Cash Incentive Awards	• Rewards annual corporate and individual performance. • Aligns compensation with performance against the board-approved annual operating plan.

•     Short-term cash incentive payments are based on financial, litigation and individual performance

•     For 2019, financial measures were:

O  Revenue

O  Non-GAAP Net Income

•     Earned annual incentive awards can vary from 0% to 180% of the target amount for our CEO and 0% to 162% for all named executive officers.

Long-Term Incentive Awards (Equity Awards)

•     Aligns named executive officers’ interests with long-term stockholder interests by linking part of executive compensation to stock price performance.

•     Provides opportunities for wealth creation and ownership which promotes retention and enables us to attract and motivate our named executive officers.

•     Provides a retention vehicle through multi-year vesting of equity granted and multi-year performance periods.

•     Uses different equity types, including stock options and restricted stock unit (“RSU”) awards to balance stockholder interests and retention.

•     Long-term equity awards generally vest in increments over three years for RSUs or four years for stock options.

Base Salary

In determining base salaries for our named executive officers, the Compensation Committee considered the market data for executives serving in similar positions, as well as individual performance, experience and skills.

The named executive officers’ base salaries for 2019, as compared to 2018, were as follows:

Name	2018 Base Salary ($)	2019 Base Salary ($)	% Increase
Nancy Erba	322,921	377,817	17%
Ramzi Haidamus	—	525,000	—
Cal Hoagland(1)	—	—	—
Tom Lacey	600,000	600,000	—
Michael Okada	—	375,000	—
Anne Marie Peters	361,671	373,244	3%
Jared Smith	—	310,000	—
Len Wood(1)	—	—	—

(1)	Mr. Hoagland and Mr. Wood were paid as hourly contractors.

When the Board appointed Mr. Lacey as Interim Chief Executive Officer, both the Board and Mr. Lacey intended for this appointment to be short term, and as such Mr. Lacey did not receive any base salary.  In November 2018, after it became apparent that Mr. Lacey would be serving as Interim Chief Executive Officer longer than originally anticipated as we continued our search for a Chief Executive Officer, the Board approved a base salary for Mr. Lacey of $50,000 per month.

Mr. Haidamus, Mr. Smith, Mr. Okada, Mr. Hoagland and Mr. Wood were all hired in 2019, thus do not have a 2018 salary to report. Mr. Hoagland billed at $450 per hour, and Mr. Wood billed at $200 per hour.

Ms. Erba’s 2019 base salary was $377,817, representing a 17% increase over 2018, to maintain her salary at approximately the 50th percentile of the executives holding comparable positions at the companies in the peer group.

Ms. Peters’ 2019 base salary was $373,244, representing a 3% increase over 2018.  Although her base salary was higher than the base salaries of executives holding comparable chief legal officer positions at the peer companies, the Compensation Committee believed this base salary was appropriate because of Ms. Peters’ dual role in the Company as both General Counsel and Senior Vice President of IP Licensing, a key revenue-generating element of our business.

Annual Cash Incentives

The 2019 Executive Incentive Plan is a cash incentive program designed to align executive compensation with annual performance and to enable us to attract, retain, and reward individuals who contribute to our success and to motivate such individuals to enhance our value. The Compensation Committee believes that aggregate incentive payouts should be closely linked to our overall financial performance, with individual compensation differentiated based on individual performance. Thus, funding and payouts under such plan is dependent and based on both corporate and individual performance.

The Compensation Committee established a target award value as a percentage of base cash compensation for Messrs. Okada, Smith and Haidamus for fiscal 2019 based on its review of competitive market data for similar positions and various other factors, including the terms of employment arrangements with the individual. Neither Mr. Hoagland, Mr. Wood, nor Mr. Lacey participated in the 2019 Executive Incentive Plan.

Ms. Erba and Ms. Peters’ target award percentage for 2019 remained the same as 2018 at 60% of their base salary.  However, they did not receive any payouts under the plan as a result of their resignations.  Messrs. Haidamus’, Smith’s and Okada’s target award percentages were set at 100%, 60% and 50% of their base salary, respectively.

2019 Executive Incentive Plan Payments

The following table sets forth the determinations of the Compensation Committee in February 2019 with respect to the Executive Incentive Plan targets for fiscal 2019, as well as the actual amount of the cash incentive awards received by our named executive officers upon payout of the fiscal 2019 Executive Incentive Plan.

Name(1)	Target Incentive Opportunity (as a % of base salary)	Target Award Value ($)	2019 Earned Awards ($)
Ramzi Haidamus	100%	525,000	397,471
Michael Okada	50%	187,500	90,819
Jared Smith	60%	186,000	80,158

(1)

Mr. Lacey, Mr. Hoagland, and Mr. Wood did not participate in the 2019 Executive Incentive Plan.  Ms. Erba and Ms. Peters resigned prior the Compensation Committee’s determinations of the payouts under the 2019 Executive Incentive Plan and therefore were ineligible to receive payouts under the 2019 Executive Incentive Plan.

The Compensation Committee, with input from our Chief Executive Officer, establishes (1) the performance measures based on business criteria and target levels of performance and (2) a formula for calculating each participant’s award based on our actual performance compared to the pre-established performance goals.

Our 2019 Executive Incentive Plan for our named executive officers, except for Mr. Haidamus, was based on three independent components: (i) corporate financial metrics, (ii) the outcome of certain litigation and (iii) the achievement of individual management objectives.  For payment to have been made under the corporate component and individual management objectives of the plans, we must have met the minimum GAAP revenue and Non-GAAP Net Income target levels set forth in the matrix below. The litigation metrics are measured independently and any bonus payable in respect of the attainment of such metrics will be paid as such. If minimum GAAP revenue and Non-GAAP Net Income were not achieved, then the plan would not be funded. The maximum level of payout for the corporate component of the bonus was 200%.  For payment to have been made under the individual component of the plan, we must have had successful management of certain litigation matters and attainment of individual performance criteria described below.  In addition, the Compensation Committee determined the performance weighting factor to be applied to the calculation of each named executive officer’s bonus, which weighting factor was based on each named executive officer’s overall individual annual performance as determined by the Compensation Committee.  The standard weighting factor was 1.0 but could be increased or decreased by 0.2 at the Compensation Committee’s discretion. If such weighting factor was increased or decreased from the standard weighting factor of 1.0, then such modified weighting factor was applied to (i) corporate financial metrics, (ii) the outcome of certain litigation and (iii) the achievement of individual management objectives to determine the total incentive payment.  As a result, our named executive officers were eligible to receive a maximum cash award of 0%-162% (35% corporate bonus x 200% maximum payout = 70% x 1.2 maximum weighting factor = 84% plus (15% maximum litigation component x 1.2 maximum weighting factor = 18%) = 102% plus (50% maximum individual component x 1.2 maximum weighting factor = 60%) = 162% aggregate maximum bonus) of their respective target award based on the achievement of corporate financial goals, the outcome of certain litigation and individual performance goals.

Our 2019 Executive Incentive Plan for Mr. Haidamus did not include the individual management objectives component, and instead evenly weighted the corporate financial metrics and litigation components. As a result, Mr. Haidamus was eligible to receive a maximum cash award of 180% (50% corporate bonus x 200% maximum payout = 100% x 1.2 maximum weighting factor = 120% plus (50% litigation component x 1.2 maximum weighting factor = 60%) = 180%) aggregate maximum bonus of his respective target award.

The GAAP revenue and Non-GAAP Net Income matrix for the corporate objectives of the 2019 Executive Incentive Plans was set by the Compensation Committee and was based on our annual operating plan.  The matrix was as follows:

Revenue (Weighted 50%)	Threshold		Target		Maximum
Revenue	$25,943,903	$29,186,891	$32,429,879	$35,672,867	$38,915,855
% of target achievement	80%	90%	100%	110%	120%
Payout (as % of target)	50%	75%	100%	150%	200%

NGNI (Weighted 50%)	Threshold		Target			Maximum
NGNI	$(4,910,400)	$(4,501,200)	$(4,092,000)	$(3,682,800)	$(3,273,600)	$-
% of target achievement	80%	90%	100%	110%	120%	0%
Payout (as % of target)	50%	75%	100%	100%	100%	200%

For purposes of the fiscal 2019 Executive Incentive Plan, “GAAP revenues” means revenue recognized by us for the applicable period in accordance with GAAP and as reported in our audited financial statements, and “Non-GAAP Net Income” is GAAP Net Income adjusted to reflect an expected long-term effective tax rate of 19% less stock-based compensation expense. “Non-GAAP Net Income” also excludes certain non-recurring charges including discontinued operations and other charges, as determined by the Compensation Committee.  By excluding certain one-time items from the calculations, the Compensation Committee sought to utilize an operating performance metric that more closely reflects our expected long-term effective tax rate and exclude certain non-cash expenses and other special charges, such as deferred tax assets valuation allowance and restructuring costs, that many investors feel may obscure our true operating performance.

Our performance for fiscal 2019 resulted in GAAP revenues of $35.95 million and Non-GAAP Net Income of $(13.2) million.   Thus, our revenue fell between $35.7 million and $38.9 million, but our Non-GAAP Net Income fell below the threshold of $(4.9) million.  After considering a multitude of factors, including that we exceeded the revenue target, our progress with respect to cost-cutting initiatives, and the beneficial resolution of certain pending litigation in 2019, the Board in its discretion decided upon a payout percentage of 60% of target for this measure.

The Compensation Committee determined that for 2019, the standard weighting factor for all three components should neither be increased nor decreased from the standard weighting factor of 1.0. For the outcome of certain litigation metric, the Company successfully met all criteria for a payout percentage of 100%. For the individual performance of each named executive officer except for Mr. Haidamus, the Compensation Committee had set management by objectives (MBOs) for fiscal 2019 in February 2019 and scored the individual based on the completion of such MBOs as of the end of fiscal 2019.  Mr. Okada’s MBOs included elements related to corporate governance and SEC, subsidiary restructuring, patent review and cost management, corporate securities cost management. Mr. Smith’s MBOs included initiatives related to strategic customer and partner engagements, sales strategy in China, and building the sales team.

The following table set forth the amounts earned under each component of the 2019 executive incentive plans by the named executive officers who participated in the 2019 Executive Incentive Plan:

	CORPORATE COMPONENT ACHIEVEMENT AT 60%		LITIGATION COMPONENT ACHIEVEMENT		INDIVIDUAL COMPONENT ACHIEVEMENT
Name	Target	Actual Corporate Component at 60%(1)	Target	Actual Litigation Component at 100%(1)	Target	Percentage of Target	Actual Individual Component(1)	Total 2019 Award
Ramzi Haidamus	262,500	149,052	262,500	248,420	-	-	-	397,471
Michael Okada	65,625	22,748	28,125	15,841	93,750	100%	52,802	90,819
Jared Smith	65,100	22,177	27,900	16,248	93,000	76%	41,162	80,158

(1)	Pro-rated based on date of hire.

Long-Term Equity Incentive Awards

Stock Options

Stock options are intended to align our named executive officers’ interests with the interests of stockholders in increasing sustainable, long-term stockholder value. We view stock options as an element of performance-based compensation because they only deliver value to a recipient if the price of our common stock increases above the price of our common stock at the time of grant and the vesting requirements have been met. Our stock options are granted with an exercise price equal to the closing market price for our common stock on the date of grant. Our stock options typically vest over a period of four years with 25% of the shares of our common stock subject to the grant vesting after the first year and 1/48th of the shares subject to the grant vesting monthly thereafter.

RSUs

RSUs are intended primarily to aid in management retention, and ensure that, coupled with our stock ownership guidelines, executives maintain an ownership stake in our company that is tied to stock price performance. The Compensation Committee believes that by providing an ownership stake, RSUs incentivize executives to drive our stock price performance, aid in retention and provide value to our executive officers directly aligned with stockholder value. Our RSUs typically vest over a period of three or four years.

The Compensation Committee approved annual equity awards to our named executive officers in fiscal 2019 after considering individual and corporate performance generally, the total compensation levels of our executive officers and our retention objectives. The Compensation Committee also considered the compensation practices and levels of the companies in our peer group when determining the size of equity awards.

2019 Chief Executive Officer

As discussed above, following an exhaustive year-long process, the Board selected as our Chief Executive Officer Ramzi Haidamus, who began his employment with us in January 2019. In determining Mr. Haidamus’ compensation, the Compensation Committee reviewed data from Compensia which included the executive compensation assessment data described in the section entitled “Peer Group and Competitive Positioning” as well as actual new hire market data from recently hired CEOs at similarly sized technology companies.  After a review of this information, the Board set Mr. Haidamus’ base salary at $525,000 per year.

Mr. Haidamus is eligible to participate in our 2019 Executive Incentive Plan, with a target annual bonus equal to 100% of his then-current base salary.

Mr. Haidamus received an option to purchase a number of shares of our common stock valued at $1,250,000 which option will vest over four years. Mr. Haidamus also received a RSU award covering a number of shares of our common stock valued at $2,750,000 on the grant date, which RSUs will vest over four years. The grants fell within the 60th percentile of our peer group. The Compensation Committee determined that it would not be practical to implement performance-based metrics in Mr. Haidamus’ initial hire-on equity incentive grants in light of the competitive hiring environment for chief executive officers for Bay Area-based technology companies and the need for the Board and Mr. Haidamus to together conduct a careful assessment of our business to determine our go-forward business strategy before orienting chief executive officer compensation around particular performance objectives.  The Compensation Committee did determine that it expects to use performance metrics in future long-term equity grants for our Chief Executive Officer.

2020 Chief Financial Officer

On December 13, 2019, the Board of Directors approved the appointment of Aaron Akerman as the Chief Financial Officer and Treasurer of the Company, and Mr. Akerman began his employment on January 13, 2020.

Mr. Akerman receives a base salary of CAD $310,000 per year with a sign-on bonus in the amount of CAD $40,000. Mr. Akerman is eligible to participate in the Company’s Executive Incentive Plan, with a target annual bonus equal to 50% of his then-current base salary.

The Company granted Mr. Akerman an option to purchase 140,000 shares of common stock with an exercise price equal to the fair market value of the Company’s Common Stock on his January 13, 2020 employment start date that will vest over four years with 1/4th of the total shares subject to the Option vesting on the first anniversary of his employment start date and an additional 1/48th of the total shares subject to the Option vesting each month thereafter, subject to Mr. Akerman’s continued employment on the applicable vesting dates. Mr. Akerman also received an RSU award covering 70,000 shares of common stock. The RSU will vest over three years, with one third of the total shares subject to the RSU vesting on each of the first, second and third anniversaries of Mr. Akerman’s employment start date, subject to his continued employment with the Company on the applicable vesting dates.

Additional Compensation Policies and Practices

Severance and Change in Control Payments

We have entered into retention and change in control agreements with our named executive officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with the interests of our stockholders in the event of a potential change in control of the Company. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in our industry. Our severance arrangements for our named executive officers, except for Len Wood, Cal Hoagland and Ramzi Haidamus, outside of a change of control of the Company provide for cash severance equal to six months’ base salary and reimbursement of health insurance premiums for up to six months. In the case of Mr. Haidamus, cash severance equals 12 months’ base salary, we reimburse for 12 months of health insurance premiums, provide 100% of his bonus for the then-current fiscal year, and immediately vest the stock options and RSUs that would have vested during the following 12 months.

All of our change of control arrangements are “double trigger,” meaning that severance payments and acceleration of vesting of equity awards are not awarded upon a change of control unless, within 12 months following the change of control, the executive’s employment is terminated without cause or as a result of good reason, each as defined in the applicable agreement.

We believe the structure of our “double trigger” change of control arrangements protects stockholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any such change of control arrangements, our executives could be less motivated to pursue a potential acquisition even if such a transaction would benefit our stockholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. If we offered “single trigger” change of control arrangements, meaning that our executives would receive benefits upon an acquisition even if their employment was not terminated, we could become less attractive to potential acquirers, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive acceleration payments in connection with such a transaction and would no longer be required to continue employment to earn the remainder of their equity awards. We believe the “double trigger” structure strikes an appropriate balance between these alternatives because it motivates our executives to both pursue transactional opportunities that would provide the greatest benefit to stockholders, and to continue providing services to the surviving Company following such a transaction, increasing our value to potential acquirers and, as a result, to our stockholders. The Compensation Committee believes that these payments and benefits serve to enhance stockholder value and align our executive officers’ interests with those of our stockholders in change in control transactions.  All such agreements with the named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Perquisites and Other Benefits

We provide certain named executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation programs and philosophy and which benefits are generally available to all our employees.  These benefits are provided to enable us to attract and retain these executive officers.  The Compensation Committee periodically reviews the levels of these benefits provided to our executive officers. These benefits include participation in our health and benefits plans, retirement savings plans, housing assistance, reimbursement of certain living and education-related expenses, car services, immigration assistance, relocation assistance, and our employee stock purchase plan.

Stock Ownership Policy

Our executive officers and non-employee directors are subject to a stock ownership policy that is available on our website at https://ir.immersion.com/corporate-governance.  See “Corporate Governance—Company Policies” above. Impact of Accounting and Tax Requirements on Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and certain other highly compensated executive officers (together, the “covered officers”) to $1,000,000 annually, but in years prior to 2018 there was an exception to such limit for compensation that qualified as “performance-based compensation”. Effective for 2018, the Tax Cuts and Jobs Act amended Section 162(m) to, among other things, extend the deduction limitation to the Chief Financial Officer and eliminate the exception for performance-based compensation, except for certain qualifying arrangements in place as of November 2, 2017.

Favorable accounting and tax treatment of the various elements of our total compensation program was an important, but not the sole, consideration in its design.  The Committee reserves the right to provide for compensation to executive officers that may not be deductible pursuant to Section 162(m).

Risk Assessment of Compensation Programs

The Compensation Committee considers potential risks when reviewing and approving our compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding our employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our compensation programs for our named executive officers:

•

A Balanced Mix of Compensation Components – The target compensation mix for our named executive officers is composed of base salary, short-term cash incentive awards and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

•

Multiple Performance Factors – Our short-term and long-term incentive compensation plans use both Company-wide metrics and individual performance, which encourage focus on the achievement of objectives for our overall benefit:

•

The executive incentive plan is designed to use multiple performance metrics including the outcome of certain litigation, GAAP revenue and Non-GAAP Net Income, as well as individual performance goals related to specific strategic or operational objectives and the corporate metric portion of the incentive plan does not pay out unless the target levels of the pre-established financial metrics are met.

•	The long-term incentives are equity-based, generally with three- or four-year vesting to complement our short-term cash incentive awards.
•

Capped Incentive Awards – Awards under the executive incentive plans are generally capped at the sum of: (1) 200% of the target bonus attributable to Company-wide metrics (with a maximum multiplier of 1.2), plus (2) 100% of the target bonus attributable to individual performance (with a maximum multiplier of 1.2), plus (3) 100% of the target bonus attributable to the outcome of certain litigation (with a maximum multiplier of 1.2).

•

Clawback – Our Board has the authority to recoup past incentive compensation in the event of a material restatement of our financial results due to fraud, intentional misconduct or gross negligence of the named executive officer.

Additionally, the Compensation Committee considered an assessment of the compensation-related risks arising from our compensation programs for all our employees. Based on this assessment and the factors noted above, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us. In making this evaluation, the Compensation Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by Compensia, as well as how any potential risks may be mitigated, such as through our internal controls and oversight by management and our Board.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that we specifically incorporate it by reference into such filing.

We, the Compensation Committee of the Board of Directors of Immersion Corporation, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management.  Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

COMPENSATION COMMITTEE
William Martin, Chairman Eric Singer Stephen Domenik

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

William Martin, Sharon Holt, David Sugishita, Kenneth Traub, and Jonathan Visbal were members of our Compensation Committee during the 2019 fiscal year. None of the individuals serving on our Compensation Committee were at any time during 2019, or at any other time, an officer or employee of us, nor did they have any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions.  None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019 concerning our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders(1)	2,002,188	8.55	4,467,468	(2)
Equity Compensation Plans Not Approved by Security Holders(3)	—	—	—
TOTAL	2,002,188	8.55	4,467,468

(1)	Consists of two plans: the Immersion Corporation 2007 Equity Incentive Plan and the 2011 Equity Incentive Plan. Excludes purchase rights under the Employee Stock Purchase Plan.
(2)	Includes 253,437 shares available for future issuance under the Employee Stock Purchase Plan
(3)	As of December 31, 2019, there were no equity compensation plans not approved by security holders.

EXECUTIVE OFFICERS

This section includes biographical information for our current executive officers, other than Mr. Haidamus.

Name	Age	Positions	Officer Since
Michael Okada	55	General Counsel and Senior Vice President, IP Licensing and Legal Affairs	2019
Jared Smith	58	Vice President, Worldwide Sales	2019
Aaron Akerman	51	Chief Financial Officer and Treasurer	2020

Michael Okada

Education: J.D. from the University of Southern California and an A.B. in Economics from Columbia University

Professional Experience:  Prior to joining Immersion Corporation in May 2019, Mr. Okada held the position of Vice President, IP Transactions and Legal Affairs, at Dolby Laboratories, Inc., an audio, visual and voice technologies company, from December 2006 to May 2019, where he led a global team supporting the company’s audio and imaging technology businesses. Prior to working at Dolby, Mr. Okada was a partner at Wilson, Sonsini, Goodrich & Rosati from 1994-2006 where he was a member of the firm's Technology Transactions Group where his practice focused on domestic and international intellectual property and commercial transactions.

Jared Smith

Education: M.B.A. from Santa Clara University and a BSChE in Chemical Engineering from the University of Michigan.

Professional Experience:  Prior to joining Immersion Corporation in June 2019, Mr. Smith held the position of Vice President, Strategic Alliances, at Arm Limited, a semiconductor and software design company, from March 2016 to May 2019.  Prior to working at Arm, Mr. Smith held the position of Vice President, Business Development, at Pelican Imaging Corporation, a camera technology company, from January 2013 until July 2015.  From 2001 to 2012, Mr. Smith held the position of Vice President of Licensing & Business Development at Rambus Incorporated, a semiconductor IP company.

Aaron Akerman

Education: Bachelor of Commerce, Finance and Accounting and a Graduate Diploma in Public Accountancy from McGill University

Professional Experience:  Prior to joining Immersion Corporation in January 2020, Mr. Akerman was CFO of Hypertec Group, a global provider of IT solutions, products and services from May 2019 to January 2020 and VP of Finance of Hypertec Group from November 2017 to May 2019. From February 2010 to October 2016, Mr. Akerman served as CFO of Lasik MD Group, a provider of laser vision correction services. As CFO of Lasik MD Group, Mr. Akerman played an active role in the M&A team, including overseeing the completion of several acquisitions. From 2003 to 2009, Mr. Akerman served as the VP of Finance of OZ Communications Inc., a developer of mobile messaging software. Mr. Akerman is also a Chartered Professional Accountant and CFA® charterholder.

CFA® is a registered trademark owned by CFA Institute.

EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table sets forth information concerning the compensation earned during the years ended December 31, 2019, 2018, and 2017 by our named executive officers for 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		Option Awards(1) $		Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
Nancy Erba(3) Chief Financial Officer	2019	73,564										73,564
	2018	321,487	10,000	(7)	674,241		438,192		293,167			1,737,087
	2017	309,289			346,000							655,289
Ramzi Haidamus President and Chief Executive Officer	2019	496,839			2,766,903	(8)	1,250,000	(11)	397,471	47,318	(14)	4,958,531
Cal Hoagland(4) Interim Chief Financial Officer	2019									228,937		228,937
Tom Lacey(5) Interim Chief Executive Officer	2019	48,462										48,462
	2018	85,385			536,470							621,855
Michael Okada General Counsel and SVP, IP Licensing and Legal Affairs	2019	211,207			580,388	(9)	535,722	(12)	90,819			1,418,136
Anne Marie Peters(6) General Counsel and Senior Vice President, IP Licensing and Legal Affairs and Interim Chief Financial Officer	2019	150,056										150,056
	2018	360,065	50,000	(7)	1,051,652		136,935		322,487			1,921,139
	2017	346,403			432,500							778,903
Jared Smith Vice President, Worldwide Sales	2019	180,536			596,800	(10)	489,990	(13)	80,158	25,000	(15)	1,372,484
Len Wood(4) Interim Chief Financial Officer	2019									271,658		271,658

(1)

The amounts in this column represent the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718.  See Note 5 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of our assumptions in determining the FASB ASC Topic 718 values.

(2)	Consists of bonus awards under our 2019 Executive Incentive Plan. See “Compensation Discussion and Analysis” above for a description of our 2019 Executive Incentive Plan.
(3)	Nancy Erba served as our Chief Financial Officer from September 7, 2016 to March 14, 2019.
(4)	Mr. Hoagland and Mr. Wood were paid as hourly contractors.
(5)

Tom Lacey served as our Interim Chief Executive Officer from August 21, 2018 to January 21, 2019. Upon appointment, Mr. Lacey received an RSU award for 31,000 shares which represented 11,478 shares for service as a member of the Board and 19,522 shares for service as Interim CEO. In October 2018, Mr. Lacey received an additional RSU award for 20,000 shares, 10,000 shares of which would vest a year from grant should Mr. Lacey still be serving as Interim CEO and 10,000 shares of which would vest a year from date of grant should Mr. Lacey still be serving as a member of the Board. Mr. Lacey also received compensation for service as the Interim CEO as described in this table.

(6)	Anne Marie Peters became our Interim Chief Financial Officer on March 14, 2019.
(7)	Amounts reflected hereunder reflect one-time cash bonuses in conjunction with the signing of a significant contract.
(8)	Mr. Haidamus received RSUs with a grant date fair value of $2,766,903 upon joining Immersion.
(9)	Mr. Okada received RSUs with a grant date fair value of $580,388 upon joining Immersion.
(10)	Mr. Smith received RSUs with a grant date fair value of $596,800 upon joining Immersion.
(11)	Mr. Haidamus received an option with a grant date fair value of $1,250,000 upon joining Immersion.
(12)	Mr. Okada received an option with a grant date fair value of $535,722 upon joining Immersion.
(13)	Mr. Smith received an option with a grant date fair value of $489,990 upon joining Immersion.
(14)	Mr. Haidamus received a pro rata portion of a $50,000 annual housing and transportation allowance. This allowance was terminated on March 31, 2020.
(15)	Mr. Smith received a $25,000 one-time relocation payment.

2019 Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during the year ended December 31, 2019:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Shares of Stock or Units (#)	Securities Underlying Options(2) (#)	Base Price of Option Awards ($/sh)	Stock and Option Awards(3) ($)
Ramzi Haidamus	2/14/2019	393,750	525,000	945,000		268,992	9.82	1,250,000
	2/14/2019				281,762			2,766,903
Michael Okada	7/15/2019	154,688	187,500	303,750		164,000	7.46	535,722
	7/15/2019				77,800			596,800
Jared Smith	7/15/2019	153,450	186,000	301,320		150,000	7.46	489,990
	7/15/2019				80,000			580,388

(1)

These awards were made pursuant to the 2019 Executive Incentive Plan for each of Mr. Haidamus, Mr. Okada and Mr. Smith.  Mr. Lacey, Mr. Hoagland, and Mr. Wood did not participate in the 2019 Executive Incentive Plan.  Ms. Erba and Ms. Peters resigned prior the Compensation Committee’s determinations of the payouts under the 2019 Executive Incentive Plan and therefore were ineligible to receive payouts under the 2019 Executive Incentive Plan.  For a description of the criteria upon which the awards are determined, see “Compensation Discussion and Analysis” above.

(2)

These options are long-term equity incentive awards granted pursuant to our 2011 Equity Incentive Plan and vest as to 25% of the shares on the one-year anniversary of the grant date and 1/48th of the shares monthly thereafter. For more information related to these awards, see “Compensation Discussion and Analysis” above.

(3)

The amounts in this column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.  See Note 5 of the notes to our consolidated financial statements contained in our Annual Report on form 10-K for the year ended December 31, 2019 for a discussion of our assumptions in determining the FASB ASC Topic 718 values.

Outstanding Equity Awards at December 31, 2019

The following table sets forth information concerning the outstanding equity awards held as of December 31, 2019 by our named executive officers:

		Option Awards(1)				Stock Awards
		Number of Securities Underlying Unexercised Options		Option	Option	Number of Shares or Units of Stock that Have Not		Market Value of Shares or Units of Stock that Have Not
	Stock Option Grant Date	Exerciseable (#)	Unexerciseable (#)	Exercise Price ($/share)	Expiration Date	Vested (#)		Vested(4) ($)
Ramzi Haidamus	2/14/2019	—	268,992	9.82	2/14/2026	—		—
	2/14/2019	—	—	—	—	281,762	(2)	2,093,492
Michael Okada	7/15/2019	—	164,000	7.46	7/15/2026	—		—
	7/15/2019	—	—	—	—	77,800	(3)	578,054
Jared Smith	7/15/2019	—	150,000	7.46	7/15/2026	—		—
	7/15/2019	—	—	—	—	80,000	(3)	594,400

(1)

Except as otherwise indicated, options vest as to 25% of the shares on the one-year anniversary of the grant date and the remaining vest at a rate of 1/36th of the shares monthly thereafter.  Vesting is subject to continued service through each vesting date.

(2)	70,441 of the RSUs vested on January 21, 2020, and an additional 1/16 of the RSUs will vest on each quarterly anniversary of such date thereafter.
(3)	These RSUs vest in three equal installments on each of the first three anniversaries of the date of grant.
(4)	Based on the closing price of our common stock of $7.43 per share on The Nasdaq Global Market on December 31, 2019.

Stock Vested In Fiscal 2019

The following table provides information concerning the exercise of stock options and the vesting of restricted stock units issued to our named executive officers during the year ended December 31, 2019:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Nancy Erba	10,000	85,000
	56,946	547,251
Ramzi Haidamus	—	—
Cal Hoagland	—	—
Tom Lacey	31,000	226,300
Michael Okada	—	—
Anne Marie Peters	8,334	80,090
	63,822	613,329
	12,500	106,250
	2,500	22,250
Jared Smith	—	—
Len Wood	—	—

(1)

Calculated by multiplying the number of vested RSUs by the market value of our common stock on the vesting date, which was the closing price of our common stock on such date as traded on the Nasdaq Global Market.

Stock Options Exercised In Fiscal 2019

Stock Options Exercised
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Nancy Erba	—	—
Ramzi Haidamus	—	—
Cal Hoagland	—	—
Tom Lacey	—	—
Michael Okada	—	—
Anne Marie Peters	98,666	112,476
Jared Smith	—	—
Len Wood	—	—

(1)	Calculated by multiplying the number of exercised stock options by the sale price of our common stock on the exercise date, less the exercise price for the stock option.

Potential Payments upon Termination or Change in Control

We have entered into the following agreements with each of Messrs. Haidamus, Smith and Okada that provide for severance and additional benefits in connection with termination or change in control:

Mr. Ramzi Haidamus

In connection with Mr. Haidamus’s appointment as our Chief Executive Officer, we entered into an agreement on December 31, 2018, pursuant to which he received an annual base salary of $525,000 with an annual bonus target of 100% of his base salary. A complete description of Mr. Haidamus’s compensation can be found above in the section titled “2019 Chief Executive Officer.”

As a part of the December 31, 2018 agreement, in the event Mr. Haidamus’s employment is terminated without cause, Mr. Haidamus will be entitled to receive (i) a lump sum severance payment equal to 12 months base salary; (ii) 100% of his target bonus of $525,000, (iii) payments for COBRA premiums for up to 12 months following his termination date, and (iv) immediate acceleration of the unvested shares that would have vested during the 12 month period following his termination date.

In the event that, within one year following a change in control as defined in the agreement, Mr. Haidamus’ employment is terminated without cause or if he resigns for good reason, Mr. Haidamus would be entitled to received (a) a lump sum severance payment equal to 24 months of his base salary; (b) 100% of his target bonus of $525,000, (c) payments for COBRA premiums for up to 18 months following his termination date; and (d) immediate vesting of 100% of his then-unvested equity awards held by him.

Mr. Jared Smith and Mr. Michael Okada

We entered into Retention and Ownership Change Event Agreements with Mr. Smith and Mr. Okada, which provide that in the event that their employment is terminated without cause, they would be entitled to receive (i) a lump sum severance payment equal to 6 months base salary; and (ii) payments for COBRA premiums for up to 6 months following their termination date.

In the event that, within one year following a change in control as defined in the agreement, Mr. Smith or Mr. Okada’s employment was terminated without cause or if they resigned for good reason, they would be entitled to receive (a) a lump sum severance payment equal to 12 months base salary; (b) health insurance premium payments for up to 12 months following their terminate date; and (c) immediate vesting of 100% of their then-unvested equity awards.

Payment of the foregoing benefits is conditioned upon execution of a general release of claims.

The following table sets forth the benefit that would have been realized by our named executive officers as of December 31, 2019, if such officer’s employment had been terminated on that date (other than for cause), and the benefit that would have been realized by each named executive officer as of December 31, 2019, if a change in control had occurred on or before such date:

	Event
Named Executive Officer	Termination without cause or resignation for “good reason” or constructive reason	Termination without cause or resignation for “good reason” or constructive reason occurs due to a change in control
Ramzi Haidamus
Severance	1,050,000	1,575,000
COBRA Benefits	43,367	65,051
Equity Acceleration(1)	915,903	2,093,492
TOTAL	2,009,270	3,733,543
Michael Okada
Severance	187,500	375,000
COBRA Benefits	15,845	31,690
Equity Acceleration(1)	—	578,054
TOTAL	203,345	984,744
Jared Smith
Severance	155,000	310,000
COBRA Benefits	21,684	43,367
Equity Acceleration(1)	—	594,400
TOTAL	176,684	947,767
(1)	Includes no value attributable to options as the market price of $7.43 on December 31, 2019 was less than the exercise price per share.

Dollar amounts include potential severance payout, potential COBRA payments and potential equity award acceleration based on the fair market value of our common stock on December 31, 2019 less the exercise price in the case of stock options.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer (CEO) for 2019.  We had two CEOs during 2019: Mr. Tom Lacey, our former interim CEO, and Mr. Ramzi Haidamus, our current CEO. Due to the fact that Mr. Lacey was only CEO for 21 days in 2019 we have used Mr. Ramzi’s compensation, as described below.

For 2019:

•	the annual total compensation of the employee identified at the median of our company (other than our current CEO) was $122,185;

•	the annual total compensation of our CEO (Mr. Haidamus, as described below) for purposes of determining the CEO Pay Ratio was $5,011,902;
•	the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees was estimated to be 41 to 1.

We believe this ratio which was calculated in a manner consistent with SEC rules to be a reasonable estimate based upon the assumptions and adjustments described below.

Multiple CEOs.  We had two CEOs during 2019: Mr. Tom Lacey, our former interim CEO, served until January 21, 2019 at which time we appointed Mr. Ramzi Haidamus as Chief Executive Officer.  Due to the fact that Mr. Lacey was only CEO for 21 days in 2019, we have included only Mr. Ramzi’s compensation as reported in our 2019 Summary Compensation Table, but annualized, as if he had been employed for the entire measurement period, to calculate the pay ratio listed above.

Calculation Methodology.  For 2019, we identified the employee with compensation at the median of the annual total compensation of all our employees using the following methodology:

In determining our employee population, we considered the individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on December 31, 2019, whether employed on a full-time, part-time, seasonal or temporary basis.  We did not include any contractors or other non-employee workers in our employee population.  Our employee population consisted of 57 individuals globally (excluding our CEO) as of December 31, 2019.

To identify the “median employee” from our employee population, we chose to use a consistently-applied compensation measure, which we selected as base salary or wages paid to each of our employees during the 12-month period ending December 31, 2019. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect on December 31, 2019.  For permanent employees hired during 2019, we annualized their base salary or wages as if they had been employed for the entire measurement period.  We did not make any cost-of-living adjustments for employees outside of the United States.

Using this methodology, we identified the individual at the median of our employee population who was based in the United States.  We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO as described above.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not to be deemed “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Immersion Corporation under the 1933 Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Under the guidance of a written charter adopted by our Board, the purpose of our Audit Committee is to retain an independent registered public accounting firm, to make such examinations as are necessary to monitor the corporate financial reporting of the internal and external audits and its subsidiaries, to provide to the Board the results of its examinations and recommendations derived there from, to outline to the Board the improvements made, or to be made, in internal accounting controls, and to provide the Board with such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

Management is primarily responsible for the system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. Our Audit Committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019, our Audit Committee:

•	reviewed and discussed the audited financial statements with management;
•

discussed with Deloitte & Touche LLP, with and without management present, the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees”;

•

received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence; discussed with the independent registered public accounting firm its independence; and concluded that the non-audit services performed by Deloitte & Touche LLP are compatible with maintaining its independence; and

•

based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

AUDIT COMMITTEE
Mathew Frey (Chairman)
Franz Fink
Sumit Agarwal

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

We are asking our stockholders to ratify the Audit Committee’s engagement of Armanino LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its engagement. Even if the engagement is ratified, our Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if our Audit Committee feels that such a change would be in our and our stockholders’ best interest.

In accordance with standing policy, Armanino LLP periodically changes the personnel who work on the audit.

On April 8, 2020, the Audit Committee dismissed Deloitte & Touche LLP as the Company’s independent registered public accounting firm, effective upon completion of Deloitte’s review of the Company’s interim condensed consolidated financial information as of and for the three-month period ended March 31, 2020.

On April 8, 2020, the Audit Committee appointed Armanino LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020.

Deloitte’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2019, and 2018, and the subsequent interim periods through April 8, 2020, there were (i) no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference thereto in their reports on the financial statements for such fiscal years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Other than as disclosed in the next paragraph, during the fiscal years ended December 31, 2018, and 2019, and the subsequent interim periods through April 8, 2020, neither the Company nor anyone on its behalf has consulted with Armanino regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report or oral advice was provided to the Company that Armanino concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2018, and 2019, and the subsequent interim periods through April 8, 2020, Armanino provided tax services to the Company consisting of a review of the Company’s quarterly and annual tax provision calculations, preparation of our annual tax returns and providing advice regarding the Company’s international tax structure. In approving the selection of Armanino as the Company’s independent registered public accounting firm, the Audit Committee considered these services previously provided by Armanino and concluded that such services would not adversely affect the independence of Armanino.

Audit Fees and All Other Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2019 and 2018 by Deloitte:

	2019 Fees	2018 Fees
Audit Fees	$930,949	$735,647
Audit-Related Fees	172,668	236,576
Tax Fees	14,125	14,101
All Other Fees	—	—
Total Fees	$1,117,742	$986,324

Audit Fees. This category consists of the aggregate fees billed, or expected to be billed, for professional services rendered for the audits of our consolidated financial statements and the effectiveness of our internal controls over financial reporting, along with reviews of interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by our independent registered accounting firm in connection with statutory and regulatory filings or engagements, and attestation services.

Audit-Related Fees. This category consists of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees. This category consists of the aggregate fees billed for tax compliance/preparation and other tax services. Tax compliance/preparation includes tax return preparation, claims for refunds, and tax payment planning services related to federal, state, and international taxes. Other tax services include tax advice, tax strategy and other miscellaneous tax consulting and planning primarily related to our reorganization of international operations.

All Other Fees. This category consists of the aggregate fees for all other services other than those reported above. Our intent is to minimize services in this category.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee has determined that all services performed by Deloitte are compatible with maintaining the independence of Deloitte. In addition, since the effective date of the SEC rules stating that an independent public accounting firm is not independent of an audit client if the services it provides to the client are not appropriately approved, our Audit Committee has approved, and will continue to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.  None of the services described above were approved by our Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Our Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, pursuant to which it may pre-approve certain audit fees, audit-related fees, tax fees, and fees for other services. Under the policy, our Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members.  A member to whom pre-approval authority has been delegated must report his pre-approval decisions, if any, to our Audit Committee at its next meeting.  Unless our Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months.

Other Information

We have been advised by Armanino LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.

One or more representatives of Armanino and Deloitte will be present at this year’s Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of the independent public accounting firm requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2. Abstentions will have the same effect as a vote “AGAINST” Proposal 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF Armanino LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 3)

In accordance with Section 14A of the Exchange Act, we seek a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis section beginning on page 31 and the Executive Compensation section beginning on page 48.  We have designed our compensation programs to align compensation with our annual and long-term business objectives and performance and to motivate executive officers to enhance long-term stockholder value. Consistent with the stockholders’ 2017 advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers, we are seeking an advisory vote on executive compensation every year until the next required stockholder vote on the frequency of stockholder votes on executive compensation.

At the annual meeting of our stockholders held in June 2019, approximately 69% of the total stockholders’ votes cast were cast in favor of the fiscal 2018 compensation of our named executive officers.  The Compensation Committee has and will consider this result in future executive compensation decisions.

The Board recommends that the stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee. However, the Board values stockholders’ opinions and the Compensation Committee will consider the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

1 U P X 01 - Sumit Agarwal 04 - Matthew Frey 02 - Stephen Domenik 05 - Ramzi Haidamus 03 - Franz Fink For Withhold For Withhold For Withhold 07 - William Martin 08 - Eric Singer 06 - Sharon Holt Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 038HTB + + This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all such stockholders should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card A Proposals — The Board of Directors recommends a vote FOR the listed nominees. 2. Ratification of appointment of Armanino LLP as Immersion Corporation’s independent registered public accounting firm for fiscal 2020. 3. Advisory vote on the compensation of our named executive officers. 1. Election of eight (8) directors. For Against Abstain For Against Abstain B Issues — The Board of Directors recommends a vote FOR proposals 2 and 3. 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 5 9 5 7 7 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/IMMR or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/IMMR Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 PM, Eastern Time, on June 11, 2020. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/IMMR ANNUAL MEETING OF STOCKHOLDERS to be held on June 12, 2020 This Proxy is solicited on behalf of the Board of Directors The undersigned stockholder of IMMERSION CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Proxy Statement, dated April 23, 2020, and hereby appoints Michael Okada and Ramzi Haidamus, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IMMERSION CORPORATION to be held on Friday, June 12, 2020, at 9:30 a.m., Pacific time, at 330 Townsend Street, Suite 234, San Francisco, CA 94107, and for any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Under Delaware law and the Company’s bylaws, no business shall be transacted at an annual meeting other than the matters stated in the accompanying Notice of Meeting, which matters are set forth on the reverse side. However, should any other matter or matters properly come before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the proxy holders named above to vote the shares they represent upon such other matter or matters at their discretion. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE PROPOSAL TO ELECT EIGHT DIRECTORS AND FOR PROPOSALS 2 AND 3 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. Please mark, sign, date and return the proxy card promptly, using the enclosed return-addressed postage-paid envelope. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Proxy — IMMERSION CORPORATION qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below.

Step 1: Go to www.envisionreports.com/IMMR. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. www.envisionreports.com/IMMR Online Go to www.envisionreports.com/IMMR or scan the QR code — login details are located in the shaded bar below. The Sample Company Stockholder Meeting Notice 038HWA + + Important Notice Regarding the Availability of Proxy Materials for the Immersion Corporation Stockholder Meeting to be Held on June 12, 2020 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and Annual Report to stockholders are available at: Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 15, 2020 to facilitate timely delivery. 2 N O T Easy Online Access — View your proxy materials and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Votes submitted electronically must be received by 11:59 PM, Eastern Time, on June 11, 2020. Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares. MMMMMMMMMMMM MMMMMMMMM MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 C 1234567890 C O Y 000004 MMMMMMM

Here’s how to order a copy of the proxy materials and select delivery preferences: Current and future delivery requests can be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials. — Internet – Go to www.envisionreports.com/IMMR. Click Cast Your Vote or Request Materials. — Phone – Call us free of charge at 1-866-641-4276. — Email – Send an email to investorvote@computershare.com with “Proxy Materials Immersion Corporation” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by May 15, 2020. Immersion Corporation Annual Meeting of Stockholders will be held on June 12, 2020 at 330 Townsend Street, Suite 234, San Francisco, CA 94107, at 9:30 a.m. Pacific Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommend a vote FOR all the nominees listed and FOR the following proposals: 1. Election of eight (8) directors. 2. Ratification of appointment of Armanino LLP as Immersion Corporation’s independent registered public accounting firm for fiscal 2020. 3. Advisory vote on the compensation of our named executive officers. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Stockholder Meeting Notice Directions to the Immersion Corporation 2020 Annual Meeting Directions to the Immersion Corporation 2020 Annual Meeting can be viewed at www.envisionreports.com/IMMR